# EXHIBIT 10.18

# Subscription and Shareholder Agreement between Oman Telecom Company, and Worldcall Telecom Limited

Dated January 27, 2013

# SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

**AMONG**

**OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)**
(AS OMANTEL)

**AND**

**HABIB BANK LIMITED, BAHRAIN BRANCH**
(AS INVESTOR)

**AND**

**WORLDCALL TELECOM LIMITED**
(AS COMPANY)

## TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION .......... 5
- 1.1 DEFINITIONS .......... 5
- 1.2 INTERPRETATION .......... 10

ARTICLE 2 SUBSCRIPTION .......... 11
- 2.1 SUBSCRIPTION BY OMANTEL .......... 11
- 2.2 SUBSCRIPTION BY THE INVESTOR .......... 12
- 2.3 CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO ISSUANCE DATE .......... 12

ARTICLE 3 CONDITIONS FOR SUBSCRIPTION .......... 13
- 3.1 CONDITIONS FOR SUBSCRIPTION BY OMANTEL .......... 13
- 3.2 CONDITIONS FOR SUBSCRIPTION BY THE INVESTOR .......... 14

ARTICLE 4 COMPANY'S COVENANTS AND REPRESENTATIONS WITH RESPECT TO SUBSCRIPTION .......... 16
- 4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO OMANTEL .......... 16
- 4.2 COVENANTS OF THE COMPANY TO THE INVESTOR .......... 18
- 4.3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO THE INVESTOR .......... 19
- 4.4 ACKNOWLEDGEMENT AND CONFIRMATION OF THE COMPANY .......... 21

ARTICLE 5 PREFERENCE SHARES INVESTORS' WARRANTIES AND COVENANTS .......... 21

ARTICLE 6 INVESTOR'S DUE DILIGENCE .......... 22

ARTICLE 7 ARTICLES, SUPREMACY OF THIS AGREEMENT & GENERAL COVENANTS .......... 22

ARTICLE 8 SHARE CAPITAL .......... 22

ARTICLE 9 MANAGEMENT OF THE COMPANY, VOTING ARRANGEMENTS AND BUSINESS DECISIONS .......... 23
- 9.1 OBSERVER .......... 23
- 9.2 DECISIONS, ACTIONS OF THE BOARD AND QUORUM .......... 23
- 9.3 MEETINGS OF THE BOARD .......... 23
- 9.4 SHAREHOLDERS MEETINGS .......... 23

ARTICLE 10 COVENANTS AND FINANCIAL RATIO .......... 23
- 10.1 INSPECTION RIGHTS AND PROVISION OF INFORMATION .......... 23
- 10.2 FINANCIAL COVENANTS .......... 24

ARTICLE 11 RELATED AGREEMENTS .......... 24

ARTICLE 12 RESTRICTION AND TRANSFERABILITY OF COMPANY SHARES .......... 24
- 12.1 TRANSFER OF COMPANY SHARES .......... 24
- 12.2 RIGHT OF FIRST REFUSAL .......... 24
- 12.3 TRANSFER TO INVESTOR AFFILIATES AND DEED OF ADHERENCE .......... 25
- 12.4 EXERCISE OF CONVERSION OPTION .......... 25

ARTICLE 13 TAG ALONG RIGHTS .......... 26

ARTICLE 14 ENCUMBRANCE / LIEN .......... 27

ARTICLE 15 REPRESENTATIONS AND WARRANTIES .......... 27

ARTICLE 16 INVESTOR CONSENT MATTERS .......... 27

ARTICLE 17 COVENANTS .......... 28

ARTICLE 18 TERM AND TERMINATION .......... 29

ARTICLE 19 MISCELLANEOUS .......... 30
- 19.1 CONFIDENTIALITY .......... 30
- 19.2 WAIVER .......... 31

| | | |
|---|---|---|
| 19.3 | Governing Law | 31 |
| 19.4 | Intellectual Property Rights | 31 |
| 19.5 | Use of Technology | 31 |
| 19.6 | Assignment | 31 |
| 19.7 | Severability | 32 |
| 19.8 | Entire Agreement | 32 |
| 19.9 | Amendment | 32 |
| 19.10 | Authority | 32 |
| 19.11 | General Covenant | 32 |
| 19.12 | Notices | 32 |
| 19.13 | Payment of Fees | 33 |
| 19.14 | Preference Shares | 33 |
| 19.15 | Indemnity | 33 |
| 19.16 | Third Party Rights | 33 |
| 19.17 | Ancillary Business | 33 |
| 19.18 | Counterparts | 33 |

**Signature Page** ...... 35

| | | |
|---|---|---|
| **Schedule 1** | **Amendments to Charter** | **38** |
| **Schedule 2** | **Data Room Information** | **47** |
| **Schedule 3** | **Form of Omantel Subscription Notice** | **48** |
| **Schedule 4** | **Form of Investor Subscription Notice** | **49** |
| **Schedule 5** | **List of Existing Indebtedness** | **50** |
| **Schedule 6** | **Deed of Adherence** | **52** |
| **Schedule 7** | **Company Disclosures** | **55** |
| **Schedule 8** | **Form of Put Option Agreement** | **57** |

030757

200 Rupees

۲۰۰ روپیہ

Worldcall Telecom Limited
an Omantel Company

**SUBSCRIPTION AND SHAREHOLDERS AGREEMENT**

This **SUBSCRIPTION AND SHAREHOLDERS AGREEMENT** (**"Agreement"**) is entered into at Dubai on this the 27th day of January, 2013.

**AMONG**

**OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)** a company incorporated under the laws of the Sultanate of Oman and having its registered office at PO Box 789, Postal code 112, Ruwi, Sultanate of Oman (hereinafter referred to as the "**Omantel**", which expression shall, where the context so permits, be deemed to mean and include its successors-in-interest and assigns);

**AND**

**HABIB BANK LIMITED, BAHRAIN**, a banking company incorporated under the laws of Pakistan acting through its Wholesale Bank Branch located at Office No 146, Bab Al Bahrain Building No 150, Road 1507, Block No 315, PO. Box 566, Manama, Bahrain (hereinafter referred to as the "**Investor**", which expression shall, where the context so permits, be deemed to mean and include its successors-in-interest and assigns);

**AND**

**WORLDCALL TELECOM LIMITED**, a public listed company incorporated under the laws of Pakistan having its registered office located at 67-A, C/III Gulberg III, Lahore, Pakistan (hereinafter referred to as the "**Company**", which expression shall, where the context so permits, be deemed to mean and include its successors-in-interest and assigns)

Worldcall Telecom Limited
an Omantel Company

(Omantel and the Investor are hereinafter collectively referred to as the "**Shareholders**" and individually as a "**Shareholder**" and the Shareholders and the Company are hereinafter collectively referred to as the "**Parties**" and individually as a "**Party**").

Habib Bank Ltd.

الشركة العمانية للاتصالات (ش.م.ع.ع)
وحدة المالية
FINANCE UNIT
OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)
CR 1040747

## RECITALS

(a) The Company is in the business of providing telecom, internet and cable television services throughout Pakistan ("**Business**") and in this context has obtained various licenses from the PTA (defined below).

(b) The Company is desirous of raising financing for the purposes of re-financing its Existing Indebtedness (as defined below) and for meeting capital expenditure costs.

(c) For the purposes stated above, the Company is in the process of issuing convertible preference shares and has requested the Investor and Omantel to subscribe to the Preference Shares (as defined below).

(d) Omantel has agreed to subscribe and pay for the Omantel Preference Shares (as defined below), subject to and in accordance with the terms and conditions contained herein.

(e) Subject to the representations of the Company and Omantel, the Investor has agreed to subscribe and pay for the Investor Preference Shares (as defined below), subject to and in accordance with the terms and conditions contained herein.

(f) As a condition to the subscription of the Preference Shares by the Investor, the Company and Omantel are required to enter into this Agreement for the purposes of setting out: (i) the terms and conditions pertaining to the subscription of the Preference Shares; (ii) the terms, conditions and relationship of the Shareholders *inter se* as shareholders of the Company; and (iii) the terms and conditions on the basis of which the Business of the Company will be governed.

**NOW, THEREFORE,** the Parties hereby agree as follows:

## ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1 **Definitions**

In this Agreement, unless the context requires otherwise, all capitalised terms shall have the following meanings:

"**Adjusted Leverage**" means the ratio of (a) sum of all liabilities of the Company; and (b) the total equity injected by the shareholders of the Company excluding the surplus on revaluation;

"**Affiliate**" means, with respect to any Person, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and "**Affiliated**" shall have a correlating meaning;

"**Agreed Form**" means any agreement, contract, document, assurance or writing executed by the Parties, which in form and substance is agreed to by the Parties;

"**Agreement**" is defined in the Preamble;

"**Annual Budget**" means the budget to be adopted and approved by the Shareholders at the end of each Financial Year, in the Agreed Form, including revenues, operating and capital expenditure and cash flow of the Company commencing on the Financial Year at the time of approval of the Annual Budget till the next Financial Year end of the Company;

"**Applicable Law**" means any common or customary law, constitutional law, any statute, regulation, resolution, rule, ordinance, enactment, judgment, order, code, decree, directive, notification, clarification, guideline, policy, requirement or any other governmental direction having the force of law and any form or decision of or determination by or interpretation of any of the foregoing (whether or not having the force of law) by any Governmental Authority, now or hereafter in effect, in each case as amended, re-enacted or replaced to the extent applicable to any of the Shareholders or the Company;

"**Articles**" means the Articles of Association of the Company;

"**Authority**" means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or SBP (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of SBP);

"**Board**" means the Board of Directors of the Company;

"**Business**" is defined in the Recitals;

"**Business Day**" means a day on which banks are open for business generally in Pakistan, Oman, and Bahrain;

"**Business Plan**" means the business plan of the Company in the Agreed Form adopted by the Board prior to the Effective Date with the consent of the Investor and as subsequently amended from time to time in accordance with this Agreement;

"**Capital Issue Rules**" means the Companies (Issue of Capital) Rules, 1996;

"**CCP**" means the Competition Commission of Pakistan;

"**CDC**" means the Central Depository Company of Pakistan Limited;

"**CEO**" means the Chief Executive Officer of the Company;

"**Charter**" means the Memorandum of Association and Articles of the Company;

"**Company**" is defined in the Preamble;

"**Company Shares**" means Ordinary Shares of the Company;

"**Control**" means with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the equity securities of such Person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person or (c) the right to manage, or direct the management of, on a discretionary basis the business or assets of such Person, and, for avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of this Shareholders' Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be Controlled by such Person (and the terms "**Controlling**" and "**Controlled**" shall have correlating meanings);

"**Conversion Option**" means the option of either Omantel and / or the Investor to convert any or all of the Omantel Preference Shares and / or the Investor Preference Shares, respectively into Ordinary Shares of the Company, in accordance with terms and conditions of the Preference Shares specified in the Articles;

"**Deed of Adherence**" means the Deed of Adherence in the form and substance attached as Schedule 6 (*Deed of Adherence*);

"**Defaulting Party**" is defined in Section 18.2.3;

"**Dividend Shares**" means the Preference Shares having a face value of USD 100/- each to be issued as dividend (including in respect of accumulated dividends) to the Preference Shares Investors in the form of specie dividends in accordance with the dividend rate specified in the Articles of the Company

"**Director**" means a director of the Board of the Company;

"**Effective Date**" means Investor Issuance Date;

"**Equity Advisor Fee**" means a fee calculated at 0.60% per annum on the outstanding Investor Subscription Amount (as may be reduced from time to time by exercise of the Conversion Option by the Investor) and payable to the Investor as follows:

(a) in case of the first payment, the amount paid to the Investor on May 11, 2012;

(b) in case of all subsequent payments, on each anniversary of the May 11, 2012 until such time as the entire Investor Preference Shares have been converted by exercise of the Conversion Option;

"**Existing Indebtedness**" means the indebtedness incurred by the Company from various financial institutions in terms of the documents/agreements listed in Schedule 5 (*List of Existing Indebtedness*);

"**Finance**" has the same meaning as ascribed thereto in the Financial Institutions (Recovery of Finances) Ordinance, 2001 (Ordinance No. XLVI of 2001) as amended from time to time;

"**Financial Year**" means the accounting year of the Company commencing from January 1st of each year and ending on December 31st of such year, or such other period as the Company may designate as its accounting year with the prior approval of the Shareholders;

"**First Offer**" is defined in Section 12.2.2;

"**General Meeting**" means the meeting of the Shareholders duly convened and held in accordance with the Charter;

"**Governmental Authority**" means the federal, provincial, local or any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (or any subdivision of any of the foregoing) having jurisdiction or authority with respect to the particular matter at issue in its context;

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;

"**Independent Third Party**" means an independent third party to be appointed by Omantel and the Investor in terms of the Put Option Agreement;

"**Independent Third Party Appointment Date**" means the date falling sixty (60) days from the date of execution of this Agreement or such other date as may be agreed between Omantel and the Investor in terms of the Put Option Agreement;

"**Interest Coverage**" means the ratio of (a) earnings before interest and taxes; and (b) interest expense during the Financial Year;

"**Investor**" is defined in the Preamble;

"**Investor CDC Account**" means the account of the Investor maintained in the CDC and notified to the Parties, wherein the Investor Preference Shares or the Company Shares, upon the exercise of the Conversion Option shall be issued and inducted by the Company;

"**Investor Company Shares**" is defined in Section 12.2.1;

"**Investor Conditions**" is defined in Section 3.2 (*Conditions for Subscription by the Investor*);

"**Investor Issuance Date**" is defined in 2.2.3;

"**Investor Preference Shares**" means the 150,000 Preference Shares of the Company having a face value of USD 100/- each per share being issued in favour of the Investor in terms of this Agreement and for avoidance of doubt shall include any Dividend Shares issued from time to time by the Company as specie dividend on the Investor Preference Shares;

"**Investor Subscription Amount**" means the aggregate amount of US$ 15,000,000/- (US Dollars Fifteen Million Only), payable by the Investor to the Company in respect of the Investor Preference Shares;

"**Investor Subscription Notice**" is defined in Section 2.2.2;

"**IPS Conversion Date**" means the date on which the Investor exercises the Conversion Option for all of the Investor Preference Shares;

"**Issuance Date**" means collectively the Omantel Issuance Date and the Investor Issuance Date;

"**Lien**" means any interest in property or the income or profits therefrom securing an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on civil law, common law, statute or contract, and including but not limited to any security interest, hypothecation, mortgage, pledge, lien, claim, charge, transfer, assignment, encumbrance, lessor's interest under a lease which would be capitalized on a balance sheet of the owner of such property or analogous interest in, of or on any property or the income or profits therefrom of a Person;

"**Long Stop Date**" means ninety (90) days from the date of execution of this Agreement, which may be extended with the mutual agreement of the Parties;

"**Management Fee**" means an amount of US$ 10,675,000/- payable by the Company to the Omantel over a period of seven (7) years commencing from the year 2012, in consideration of Omantel having issued a corporate guarantee on behalf of the Company as security for the loans obtained by the Company from certain banks and financial institutions;

"**Market Event**" means an event (i) of breakdown or dislocation of the business in the relevant market due to war, insurrection, civil commotion, or any other serious or sustained financial, political or industrial disturbance; or (ii) whereby the basis of the stock exchange prices at the respective stock exchanges should undergo substantial changes through the occurrence of some unforeseen event or disruption;

"**Material Adverse Effect**" means a material adverse effect, in the reasonable opinion of the Investor, on:

(a) the Company and / or Omantel, their assets or properties;

(b) the Company's and / or Omantel's business prospects or financial condition;

(c) the carrying on of the Company's and / or Omantel's business or operations;

(d) the concessions, consents or prospects of the Company and Omantel;

(e) the Company and / or its share price as quoted on the relevant stock exchanges, due to the occurrence of a Market Event;

(f) the ability of the Company to comply with its obligations under this Agreement or under any other Transaction Document;

"**Observer**" is defined in Section 9.1 (*Observer*);

"**Offer Notice**" is defined in Section 12.2.1(a);

"**Offer Price**" is defined in Section 12.2.1(a)(iii);

"**Omantel**" is defined in the Preamble;

"**Omantel Conditions**" is defined in Section 3.1 (*Conditions for Subscription by Omantel*);

"**Omantel CDC Account**" means the investor account of Omantel bearing account No. 60791 maintained in the CDC, wherein the Investor Preference Shares shall be issued and inducted by the Company;

"**Omantel Issuance Date**" is defined in Section 2.1.3;

"**Omantel Preference Shares**" means the 200,000 Preference Shares of the Company having a face value of USD 100/- each per share being issued in favour of the Omantel in terms of this Agreement and for avoidance of doubt shall include any Dividend Shares issued from time to time by the Company as specie dividend on the Omantel Preference Shares;

"**Omantel Subscription Amount**" means the aggregate amount of US$ 20,000,000/- (US Dollars Twenty Million Only) to be invested by Omantel into the Company pursuant to this Agreement;

"**Omantel Subscription Notice**" is defined in Section 2.1.2;

"**Ordinance**" means the Companies Ordinance, 1984;

"**Ordinary Shares**" means ordinary shares of the Company issued to its ordinary shareholders including Omantel, having a face value of PKR 10/- each. For avoidance of doubt the term "Ordinary Shares" shall also include the shares of the Company to be issued to either Omantel or the Investor upon exercise of the Conversion Option;

"**Party**" or "**Parties**" is defined in the Preamble;

"**PEMRA**" means the Pakistan Electronic Media Regulatory Authority;

"**Person**" means an individual, firm, partnership, trust, joint venture, company, corporation, body corporate, unincorporated body, association, organisation, any government, or state or any agency of a government or state, or any local or municipal authority or other governmental body (whether or not in each case having separate legal personality);

"**Preference Shares**" means the 350,000 non-voting and convertible preference shares of the Company having a face value of USD 100/- each per share being issued in favour of the Investor and the Omantel in accordance with the Rules and having the rights, preferences and privileges as set forth in Schedule 1 (*Amendment to Charter*);

"**Preference Share Investors**" means collectively Omantel and the Investor;

"**PTA**" means the Pakistan Telecommunications Authority;

"**Put Option Agreement**" shall mean the agreement titled the "Put Option Agreement" dated on or about the date hereof and entered into between Omantel and the Investor;

"**Put Option Effectiveness Letter**" means the letter to be issued by Omantel to the Investor in the form attached to Schedule 2 of the Put Option Agreement;

"**Restricted Period**" is defined in Section 17.4.2;

"**Rs**" or "**PKR**" means the Pakistani Rupees;

"**Retention Period**" means a period which is 1.5 times the period commencing from the Issuance Date and ending on the date of exercise of the Conversion Option. *By way of illustration*, if the Conversion option is exercised one (1) year from the Issuance Date, then in such case, the sale proceeds from the sale of the Company Shares issued upon Conversion shall be retained for a period of six (6) months;

"**Rules**" means the Companies' Share Capital (Variation in Rights and Privileges) Rules, 2000;

"**SBP**" means the State Bank of Pakistan;

"**SECP**" means the Securities and Exchange Commission of Pakistan;

"**Selling Shareholder**" is defined in Section 12.2.1(a);

"**Senior Management**" means the CEO, Chief Financial Officer and the Chief Operating Officer;

"**Share Capital**" means 860,571,513 Company Shares having a face value of PKR 10 each, being the authorized capital of the Company;

"**Shareholder**" or "**Shareholders**" is defined in the Preamble;

"**Structuring Fee**" means an amount of US$ 150,000/- (United States Dollars One Hundred Fifty Thousand only) paid by the Company to the Investor as structuring fee in the following manner:

(a) an amount of US$ 75,000/- already paid by the Company to the Investor on December 21, 2011; and

(b) the remaining amount of US$ 75,000/- already paid to the Investor on May 11, 2012;

"**Subject Shares**" is defined in Section 12.2.1(a);

"**Subscription Notice**" means collectively the Omantel Subscription Notice and the Investor Subscription Notice;

"**Subscription Receipt Account**" means the account of the Company bearing No. 1242-79011214-01 maintained with the Corporate Centre Lahore branch of the Investor, wherein the Omantel Subscription Amount and the Investor Subscription Amount will be received by the Company;

"**Subsidiary**" means a Person that is Controlled directly or indirectly by the Company;

"**Tag Along Offer Notice**" shall have the meaning given to it in Section 13.1(e);

"**Tag Along Shares**" shall have the meaning given to it in Section 13.1 (*Tag Along Rights*);

"**Taxes**" means any present or future taxes, withholding obligations, duties, levies and other charges of any nature whatsoever which may be levied by any Authority in Pakistan;

"**Terminating Party**" is defined in Section 18.2.3;

"**Termination Notice**" is defined in Section 18.2.3.

"**Transaction Documents**" means and include:

(a) this Agreement;

(b) the Articles amended in accordance with the terms and conditions contained in this Agreement;

(c) the Put Option Agreement;

(d) such other document as agreed between the Parties as a 'Transaction Document'.

"**Transfer**" means any direct or indirect sale, pledge, grant of security exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any other transfer of an economic or other interest or voting rights in any Company Shares), assignment, distribution or other disposition, or issuance or creation of any option in respect of any Company Shares (or any interest therein), creating any trust or conferring any interests over any Company Shares, any agreement, arrangement or understanding in respect of votes or the right to receive dividends in respect of any Company Shares, the renunciation or assignment of any right to subscribe or receive a Company Share or any legal or beneficial interest in a Company Share, synthetic transfers, and any agreement to do any of the above (except an agreement for the Transfer of the Company Shares which is conditional on compliance with the terms of the Agreement); whether in a single transaction or a series of related transactions, including, without limitation, the direct or indirect enforcement or foreclosure of any Lien (whether arising by operation of law or otherwise).

**1.2 Interpretation**

1.2.1 Words importing the singular shall include the plural or vice versa.

1.2.2 Save where the contrary is indicated, any reference in the Agreement to:

(a) any Party shall be construed so as to include their respective successors and assigns from time to time;

(b) an Article, Section or Schedule shall be construed as a reference to an article, section, Schedule or annex to the Agreement;

(c) a Schedule to this Agreement shall be an integral part of the Agreement;

(d) a statute, enactment or order shall be construed as a reference to such statute, enactment or order as the same may have been, or may from time to time be, amended or re-enacted and all subsidiary legislation and other instrument made under or deriving validity therefrom;

(e) a time of day shall be construed as a reference to Pakistan Standard Time.

## ARTICLE 2 SUBSCRIPTION

2.1 **Subscription by Omantel**

2.1.1 Subject to fulfillment of the Omantel Conditions, Omantel hereby agrees to subscribe for the Omantel Preference Shares and make payment of the Omantel Subscription Amount to the Company (in the Subscription Receipt Account) in consideration of the Company issuing the Omantel Preference Shares to Omantel.

2.1.2 Subject to the terms of this Agreement and the fulfillment of the Omantel Conditions, to the satisfaction of Omantel on or prior to the Long Stop Date, the Company shall deliver a subscription notice in the form attached herewith as Schedule 3 (*Form of Omantel Subscription Notice*) to Omantel requesting Omantel to subscribe for the Omantel Preference Shares, by providing a written confirmation that all Omantel Conditions, contained in Section 3.1 (*Conditions for Subscription by Omantel*) of this Agreement have been fulfilled ("**Omantel Subscription Notice**").

2.1.3 Subject to the provisions of Article 18 (*Term and Termination*) of this Agreement and Omantel being satisfied with the fulfillment of the Omantel Conditions by the Company, Omantel shall within five (5) days of the receipt of the Omantel Subscription Notice, make payment of the Omantel Subscription Amount to the Company ("**Omantel Issuance Date**") and the Company shall:

(a) immediately and no later than one (1) day from the Omantel Issuance Date, deliver to Omantel a receipt for the Omantel Subscription Amount;

(b) immediately and no later than one (1) day from the Omantel Issuance Date, issue to Omantel and credit to the Omantel CDC Account, the Omantel Preference Shares free of all Liens or other encumbrances or rights of third parties;

(c) immediately and no later than one (1) business day from the Omantel Issuance Date, provide Omantel evidence that the Omantel Preference Shares have been duly and validly authorized and issued, are fully subscribed for and paid, and otherwise freely transferable without requiring any further authorization, and that all other legal requirements in connection with their authorizations, issuance and delivery have been duly satisfied;

(d) within ten (10) days of the Omantel Issuance Date, deliver to Omantel, evidence satisfactory to Omantel confirming that the procedural and other requirements to be fulfilled by the Company with SBP for the purposes of issuing Omantel Preference Shares to Omantel on a repatriable basis have been complied with and the Omantel Preference Shares issued to Omantel are held on a repatriable basis;

(e) within ten (10) days from Omantel Issuance Date, provide all documentary and related evidence to Omantel that all legal and regulatory filings and requirements required to be made by the Company in respect of the issuance and registration of the Omantel Preference Shares in the name of Omantel have been completed;

(f) immediately and no later than one (1) day of the Omantel Issuance Date, record Omantel as the legal and beneficial owner of the Omantel Preference Shares in the Company's share register and provide Omantel with a copy of the relevant extract.

2.2 **Subscription by the Investor**

2.2.1 Subject to fulfillment of the Investor Conditions, the Investor hereby agrees to subscribe for the Investor Preference Shares and make payment of the Investor Subscription Amount to the Company (in the Subscription Receipt Account) in consideration of the Company issuing the Investor Preference Shares to the Investor.

2.2.2 Subject to the terms of this Agreement and the fulfillment of the Conditions, to the satisfaction of the Investor on or prior to the Long Stop Date, the Company shall deliver a subscription notice in the form attached herewith as Schedule 4 (*Form of Investor Subscription Notice*) to the Investor requesting the Investor to subscribe for the Investor Preference Shares, by providing a written confirmation that that all Conditions, contained in 3.2 (*Conditions for Subscription by the Investor*) of this Agreement have been fulfilled ("**Investor Subscription Notice**").

2.2.3 Subject to (a) the provisions of Article 18 (*Term and Termination*) of this Agreement; (b) the occurrence of the Omantel Issuance Date, as confirmed in writing to the Investor by Omantel and the Company; and (c) the Investor being satisfied with the fulfillment of the Investor Conditions by the Company, the Investor shall within five (5) days of the receipt of the Investor Subscription Notice, make payment of the Investor Subscription Amount to the Company ("**Investor Issuance Date**") and the Company shall:

(a) immediately and no later than one (1) day from the Investor Issuance Date, deliver to the Investor a receipt for the Investor Subscription Amount;

(b) immediately and no later than one (1) day from the Investor Issuance Date, issue to the Investor and credit to the Investor CDC Account, the Investor Preference Shares free of all Liens or other encumbrances or rights of third parties;

(c) immediately and no later than one (1) business day from the Investor Issuance Date, provide the Investor evidence that the Investor Preference Shares have been duly and validly authorized and issued, are fully subscribed for and paid, and otherwise freely transferable without requiring any further authorization, and that all other legal requirements in connection with their authorizations, issuance and delivery have been duly satisfied;

(d) within ten (10) days of the Investor Issuance Date, deliver to the Investor, evidence satisfactory to the Investor confirming that the procedural and other requirements to be fulfilled by the Company with SBP for the purposes of issuing the Investor Preference Shares to the Investor on a repatriable basis have been complied with and the Investor Preference Shares issued to the Investor are held on a repatriable basis;

(e) within ten (10) days from the Investor Issuance Date, provide all documentary and related evidence to the Investor that all legal and regulatory filings and requirements required to be made by the Company in respect of the issuance and registration of the Investor Preference Shares in the name of the Investor have been completed;

(f) immediately and no later than one (1) day of the Investor Issuance Date, record the Investor as the legal and beneficial owner of the Investor Preference Shares in the Company's share register and provide the Investor with a copy of the relevant extract.

2.3 **Conduct of Business by the Company prior to Issuance Date**

2.3.1 Until the Preference Shares have been subscribed by and issued to Omantel and the Investor in accordance with the terms and conditions set out in this Agreement, the Company shall conduct and Omantel shall take all actions to procure that the Directors nominated by it on the Board of the Company shall ensure that the Company conducts the Business in the ordinary course of business and the Company shall use and cause each of its subsidiaries to use reasonable and best efforts to preserve intact its business, organizations and relationships with third parties and to keep available the services of its present Senior Management.

2.3.2 Without limiting the generality of the provisions of Section 2.3.1 above, the Company, till the Investor Issuance Date, shall:

(a) not issue any shares of any class (except for the issuance of the Omantel Preference Shares on the Omantel Issuance Date);

(b) not increase its authorized share capital, except to the extent required for the issuance of the Preference Shares;

(c) not change the par value, or the rights attached to, any of its shares of any class;

(d) not take any other action by amendment of its Charter or through reorganization, consolidation, sale of share capital, merger or sale of assets, or otherwise, which might result in a dilution of the percentage interest in the Company to be held by the Preference Share Investors once the Preference Shares are issued to both Omantel and the Investor;

(e) not sell, lease, transfer or assign any of its assets, in excess of the Pakistan Rupees equivalent of US$ 2,000,000 (United States Dollars Two Million only);

(f) not agree or commit to take any of the actions described above, or take or agree or commit to take any action (i) that would make any representation, warranty or covenant contained in this Agreement inaccurate in any respect upon or at any time prior to the subscription of the Preference Shares by the Preference Share Investors; or (ii) could reasonably be expected to prevent, impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; or

(g) not to negotiate with, provide any information to, or consummate any Finance with any Person, except with the prior written consent of the Investor.

2.3.3 In case the Company fails to: (a) fulfill the Conditions, on or prior to the Long Stop Date; (b) and/or (b) issue the Omantel Preference Shares to Omantel on or prior to the Long Stop Date; and/or (c) issue the Investor Preference Shares to the Investor on or prior to the Long Stop Date, the Investor shall be entitled to terminate this Agreement in accordance with the provisions of Article 18 (*Term and Termination*) of this Agreement.

## ARTICLE 3 CONDITIONS FOR SUBSCRIPTION

### 3.1 Conditions for Subscription by Omantel

3.1.1 Issuance of the Omantel Preference Shares by the Company and the subscription thereof by Omantel shall be subject to the fulfillment of the following conditions precedent, on or prior to the Long Stop Date ("**Omantel Conditions**"):

(a) the representations and warranties made by the Company herein are true and correct on and as of the date of the Omantel Issuance Date and in form and substance satisfactory to Omantel;

(b) passing of special resolution by the shareholders of the Company in respect of the issuance of Omantel Preference Shares in favour of Omantel and the adoption of the amendments to the Charter;

(c) the approval of SECP pursuant to Rule 5 of the Rules for issuance of the Preference Shares including any Dividend Shares which shall be issued from time to time as specie dividends on the Preference Shares;

(d) the approval and clearance from the PTA in respect of the Preference Shares and subsequent conversion of the Omantel Preference Shares by the Company in favour of Omantel;

(e) the approval and clearance from the CCP in respect of the issuance of Omantel Preference Shares by the Company in favour of Omantel;

(f) approval and clearance of CCP confirming that the Agreement is not a prohibited agreement as defined under the Competition Act, 2010;

(g) approval by the SECP of the amendments to the Charter (in the form and in accordance with Schedule 1 (*Amendment to Charter*) to this Agreement) for the purposes of issuance of the Preference Shares by the Company;

(h) approval of SBP to allow Omantel to open a Pakistani Rupee account in Pakistan for the purposes of retaining any sale proceeds of the Preference Shares and / or any Ordinary Shares of the Company upon exercise of the Conversion Option, during the Retention Period;

(i) approval of SBP to allow Omantel to sell/transfer the Omantel Preference Shares to a person resident in Pakistan at such price as is agreed between Omantel and the acquirer (who is a resident in Pakistan), subject to any transfer restrictions contained in this Agreement;

(j) obtaining the requisite approval and clearance of the SECP in terms of Section 84 of the Ordinance for issuance of Ordinary Shares at a discount as and when the Conversion Option is exercised by the Preference Share Investors;

(k) procurement of the requisite approval and clearance of the SBP for the purpose of repatriability in respect of: (i) the Omantel Preference Shares; (ii) the Dividend Shares; (iii) the sale proceeds if any from the sale of the Omantel Preference Shares (including the Dividend Shares) to a resident in Pakistan; (iv) any Ordinary Shares upon exercise of the Conversion Option, by the Company in favour of Omantel;

(l) procure and provide consents from the banks and financial institutions that have extended the Existing Indebtedness to the Company for the proposed change in directors, shareholders, the Charter of the Company and in respect of the issuance of the Preference Shares.

3.2 **Conditions for Subscription by the Investor**

3.2.1 The subscription by the Investor and the issuance of the Investor Preference Shares by the Company and the subscription thereof by the Investor, shall be subject to the fulfillment of the following conditions precedent, on or prior to the Long Stop Date, to the satisfaction of the Investor ("**Investor Conditions**"):

(a) the representations and warranties made by the Company herein are true and correct on and as of the date of the Investor Issuance Date and in form and substance satisfactory to the Investor;

(b) all of the agreements and covenants of the Company to be performed prior to the Investor Issuance Date pursuant to each Transaction Document, including without limitation, the obligations set forth in Article 2 (*Subscription*), have been duly performed and no breach (or any event which, with notice, lapse of time, the making of a determination or any combination, would become a breach) under any Transaction Document has occurred and is continuing;

(c) passing of special resolution by the shareholders of the Company in respect of the issuance of Investor Preference Shares in favour of the Investor and the adoption of the amendments proposed to the Charter;

Worldcall Telecom Limited an Omantel Company

CR 1640747 OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G.) FINANCE UNIT

(d) the Investor is satisfied that no Material Adverse Effect has occurred or is expected to occur;

(e) the Investor has received a counterpart of each of the Transaction Documents, duly executed and delivered by the parties thereto, all of which are fully effective and unconditional;

(f) the approval of SECP pursuant to Rule 5 of the Rules for issuance of the Preference Shares including any Dividend Shares which shall be issued from time to time as dividends on the Preference Shares;

(g) the occurrence of the Omantel Issuance Date and written confirmation from the Company and Omantel that the Omantel Subscription Amount has been received by the Company in the Subscription Receipt Account;

(h) the approval and clearance from the PTA in respect of the Preference Shares and subsequent conversion of the Investor Preference Shares by the Company in favour of the Investor;

(i) Omantel and the Investor have entered into the Put Option Agreement in the form attached herewith as Schedule 8 (*Form of Put Option Agreement*);

(j) the Independent Third Party has been appointed under the Put Option Agreement on or before the Independent Third Party Appointment Date;

(k) immediately following the appointment of the Independent Third Party, Omantel has issued the Put Option Effectiveness Letter to the Investor and the same has been countersigned in acceptance by the Investor;

(l) approval and clearance of CCP confirming that the Agreement is not a prohibited agreement as defined under the Competition Act, 2010;

(m) confirmation from the Investor that it has received payment (in good and clear funds) of the Structuring Fee from the Company;

(n) confirmation from the Investor that it has received payment (in good and clear funds) of the required amount of the Equity Advisory Fee;

(o) approval of SBP to allow the Investor to open a Pakistani Rupee account in Pakistan for the purposes of retaining any sale proceeds of the Preference Shares and / or any Ordinary Shares of the Company upon exercise of the Conversion Option, during the Retention Period;

(p) approval of SBP to allow the Investor to sell/transfer the Preference Shares (including any Dividend Shares) to a person resident in Pakistan at such price as is agreed between the Investor and the acquirer (who is a resident in Pakistan), subject to any transfer restrictions contained in this Agreement;

(q) the approval and clearance from the CCP in respect of the issuance Investor Preference Shares by the Company in favour of the Investor and the subsequent conversion of the Investor Preference Shares to Ordinary Shares upon exercise of the Conversion Option;

(r) approval by the SECP of the amendments to the Charter (in the form and in accordance with Schedule 1 (*Amendment to Charter*) to this Agreement) and any other constitutive documents of the Company that are required for the issuance of Preference Shares by the Company;

(s) the Company having provided to the Investor with a letter duly issued by SECP confirming that the amendments proposed to the Charter have been approved and adopted;

(t) obtaining the requisite approval and clearance of the SECP in terms of Section 84 of the Ordinance for issuance of Ordinary Shares at a discount as and when the Conversion Option is exercised by the Preference Share Investors;

(u) obtaining the requisite approval of SBP and SECP for investment by the Investor in the Preference Shares and the issuance of the Preference Shares in United States Dollars;

(v) the execution of such other Transaction Documents as may be agreed by the Parties;

(w) receipt by the Investor of satisfactory opinions from legal counsels in respect of the authority of Omantel to execute the Transaction Documents and the validity and enforcement of the same;

(x) receipt by the Investor of satisfactory opinions from Investor's legal counsels in respect of the validity of the Transaction Documents;

(y) procurement of the requisite approval and clearance of the SBP for the purpose of full repatriability in respect of: (i) the Investor Preference Shares; (ii) the Dividend Shares; (iii) the sale proceeds if any from the sale of the Investor Preference Shares (including the Dividend Shares) to a resident in Pakistan; (iv) any Ordinary Shares upon exercise of the Conversion Option, by the Company in favour of the Investor;

(z) provision by the Company to the Investor of a statement of the Subscription Receipt Amount confirming that the Omantel Subscription Amount has been received by the Company;

(aa) payment by the Company of the fees and expenses for Haidermota & Co. (being the legal consultants for the Investor) and Ernst & Young Ford Rhodes Sidat Hyder (being the advisors of the Investor) have been fully paid;

(bb) procure and provide to the Investor consents from the banks and financial institutions that have extending the Existing Indebtedness to the Company for the proposed change in directors, shareholders, the Charter of the Company and in respect of the issuance of the Preference Shares.

## ARTICLE 4 COMPANY'S COVENANTS AND REPRESENTATIONS WITH RESPECT TO SUBSCRIPTION

### 4.1 Representations and Warranties of the Company to Omantel

4.1.1 The Company represents and warrants to Omantel that the Company:

(a) is a listed company duly incorporated and validly existing under the laws of Pakistan and has the corporate power and authority to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party;

(b) has taken all corporate actions to authorize (i) the transactions contemplated by this Agreement; (ii) the execution of this Agreement; and (iii) performance of its obligations hereunder, and shall ensure that all corporate and other actions shall during the subsistence of this Agreement continue in full force and effect;

(c) the Company is authorized and empowered to lawfully carry on the business as per its Charter and the licenses issued by PTA and any other relevant Authority a license from which is required for carrying on the business of the Company;

(d) the Company does not have any licenses issued to it by PEMRA and does not carry out any businesses which require the license or is regulated by PEMRA;

(e) the execution and performance by the Company of any of its obligations under the Transaction Documents to which the Company is a party (assuming all the Conditions referred to in Article 3 (*Conditions for Subscription*) have been completed) does not (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or

constitute a default, or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Company is a party or by which it is bound, (ii) violate any of the terms or provisions of the Charter or any licenses issued by Authority to the Company from time to time; or (iii) violate any authorization, licenses, judgment, decree or order or any statute, law, rule or regulation applicable to the Company;

(f) audited balance sheet as of December 31, 2011 and the related audited statements of income and cash flows for the year ended December 31, 2011 have been prepared in accordance with the accounting standards applied on a consistent basis throughout the periods therein specified, and give a true and fair view of the financial condition of the Company as of the date as of which they were prepared and the results of the Company's operations during the periods therein specified. There are no losses or liabilities (whether contingent or otherwise and whether in the financial statements hereinbefore referred to or otherwise) that have not been appropriately disclosed to Omantel;

(g) the information and data, whether written or oral, provided by the Company to the Investor, for the purposes of the Investor's due diligence of the Company in respect of the issuance of Investor Preference Shares, is true and correct and presents an accurate, complete and current account of the Company's financial and legal state of affairs;

(h) neither the Company nor any of its properties enjoys any right of immunity from set-off, suit or execution with respect to the Company's obligations under any Transaction Document;

(i) books and records, including, without limitation, its stock record books and minute books, are complete and correct in all material respects and accurately and fairly reflect all meetings and other corporate actions of the Company's shareholders and its Board of Directors and committees and all material information relating to its business, the nature, acquisition, maintenance, location and character of its assets, and the nature of all transactions giving rise to its obligations or accounts receivable;

(j) since May 1, 2012, the Company has not undertaken or agreed to undertake any obligation (financial or otherwise) which is in excess of USD 1,000,000 or the PKR equivalent;

(k) all tax returns and reports of the Company required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Company, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest;

(l) there are no ongoing or, threatened strikes, slowdowns or work stoppages by employees of the Company or any contractor with respect to any operations of the Company;

(m) since May 1, 2012, the Company:

(i) has not suffered any change having a Material Adverse Effect or incurred any substantial loss or liability; and

(ii) has not undertaken or agreed to undertake any obligation (financial or otherwise) which is in excess of USD 1,000,000 or the PKR equivalent;

(n) the Company's insurance policies cover such risks and contain such policy limits, types of coverage and deductibles as are, in the Company's judgment, adequate to insure fully against risks to which the Company and its employees, business, properties and other assets would reasonably be expected to be exposed in the operation of the business as currently conducted. All of the Company's insurance policies are valid and enforceable policies, all premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company does not have any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies;

(o) has good and marketable title to all of its properties, interests in properties and assets, movable and immovable, reflected in the Company's most recent balance sheet included in the financial statements, or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Liens;

(p) owns or has valid rights to use all property and assets (tangible and intangible) necessary for the conduct of its business as now conducted. The plant, property and equipment of the Company that are used in the operations are in good operating condition and repair, subject to normal wear and tear not caused by neglect, and are adequate and suitable for the purposes for which they are currently being used. All properties used in the operations are reflected in the Company's balance sheet;

(q) there is no agreement, judgment, injunction order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any of its current or future business practices, its acquisition of property or the conduct of its business as it is currently conducted or as proposed to be conducted;

(r) except as already disclosed to the Investor and Omantel, the Company is not engaged in, or threatened by, any litigation, arbitration or administrative proceedings;

(s) the Company is not engaged in nor, to its knowledge and belief, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which has or may reasonably be expected to have a Material Adverse Effect;

(t) no judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

(u) each Transaction Document to which the Company is a party has been, duly authorized and executed by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms.

4.2 **Covenants of the Company to the Investor**

4.2.1 The Company hereby covenants with the Investor that during the currency of this Agreement:

(a) the Preference Shares (including the Investor Preference Shares), as on the Issuance Date and the Dividend Shares to be issued from time to time including any Ordinary Shares (issued upon exercise of the Conversion Option), shall be unencumbered and free from all Liens of any nature whatsoever;

(b) the Company shall conduct its business with due diligence and efficiency and in accordance with prudent financial and business practices;

(c) the Company shall furnish to the Investor as and when required, copies of the Company's audited accounts, balance sheets, cash flow statements and/or other relevant documents;

(d) the Company shall notify the Investor forthwith of any Material Adverse Effect in respect of the Company's assets, liabilities, corporate structure, contracts, business affairs or any other matters relating to the Company;

(e) the Company shall make prompt payment of the Equity Advisor Fee to the Investor on each anniversary of the execution of this Agreement;

(f) the Board of Directors of the Company shall implement and adopt the Business Plan and the Annual Budget and provide to the Observer appointed by the Investor such documents and minutes of meetings in order to confirm that such Business Plan and the Annual Budget has been implemented, adopted and approved by the Board of Directors of the Company;

(g) the Company shall comply with and complete all the relevant governmental or regulatory filings that may be required to be made by the Company with any Authority in respect of the issuance of the Investor Preference Shares, the registration of the Investor as a shareholder of the Company and the registration of the Investor's investment in the Investor Preference Shares as a repatriable investment in accordance with the applicable laws of Pakistan;

(h) the Company shall comply with and complete all post-issue filing and other requirements associated with the issuance of the Investor Preference Shares (including the Dividend Shares and the Ordinary Shares (issued upon exercise of the Conversion Option) to be issued from time to time) within the time period prescribed for the same under the applicable law;

(i) the Company shall not make any applications to PEMRA for obtaining any licenses from PEMRA without the prior permission of the Investor;

(j) the Company shall not make payment of the Management Fee or any portion thereof in a Financial Year, till such time as the dividends and other amounts payable in respect of the Preference Shares to Omantel and the Investor have been paid in accordance with the provisions of the Articles for such Financial Year and any previous Financial Year(s) in which dividends and other amounts in respect of the Preference Shares were accrued and not paid, provided that the provisions of this Section 4.2.1(j) shall not affect the right of Omantel to accrue the Management Fee payable by the Company in its book of accounts;

(k) the Company shall not make any material change in the nature of the business of the Company, without the prior written consent of the Investor;

(l) the Company shall utilize the Investor Subscription Amount and the Omantel Subscription Amount solely and exclusively for the purposes of refinancing its Existing Indebtedness and capital expenditures of the Company.

4.3 **Representations and Warranties of the Company to the Investor**

4.3.1 Other than what has previously been disclosed to the Investor in Schedule 7 (*Company Disclosures*), the Company represents and warrants to the Investor that the Company:

(a) is a listed company duly incorporated and validly existing under the laws of Pakistan and has the corporate power and authority to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party;

(b) has taken all corporate actions to authorize (i) the transactions contemplated by this Agreement; (ii) the execution of this Agreement; and (iii) performance of its obligations hereunder, and shall ensure that all corporate and other actions shall during the subsistence of this Agreement continue in full force and effect;

(c) the Company does not have any licenses issued to it by PEMRA and does not carry out any businesses which require the license or is regulated by PEMRA;

(d) the Company has made payment of the entire amount of the Structuring Fee to the Investor and has also made first payment of the Equity Advisor Fee to the Investor;

(e) the Company is authorized and empowered to lawfully carry on the business as per its Charter and the licenses issued by PTA and any other relevant Authority a license from which is required for carrying on the business of the Company;

(f) the information and data, whether written or oral, provided by the Company to the Investor, for the purposes of the Investor's due diligence of the Company in respect of the issuance of Investor Preference Shares, is true and correct and presents an accurate, complete and current account of the Company's financial and legal state of affairs;

(g) each Transaction Document to which the Company is a party has been, duly authorized and executed by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms;

(h) the execution and performance by the Company of any of its obligations under the Transaction Documents to which the Company is a party (assuming all the Conditions referred to in Article 3 (*Conditions for Subscription*) have been completed) does not (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default, or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Company is a party or by which it is bound, (ii) violate any of the terms or provisions of the Charter or any licenses issued by Authority to the Company from time to time; or (iii) violate any authorization, licenses, judgment, decree or order or any statute, law, rule or regulation applicable to the Company;

(i) audited balance sheet as of December 31, 2011 and the related audited statements of income and cash flows for the year ended December 31, 2011 have been prepared in accordance with the accounting standards applied on a consistent basis throughout the periods therein specified, and give a true and fair view of the financial condition of the Company as of the date as of which they were prepared and the results of the Company's operations during the periods therein specified. There are no losses or liabilities (whether contingent or otherwise and whether in the financial statements hereinbefore referred to or otherwise) that have not been appropriately disclosed to the Investor and Omantel;

(j) neither the Company nor any of its properties enjoys any right of immunity from set-off, suit or execution with respect to the Company's obligations under any Transaction Document;

(k) books and records, including, without limitation, its stock record books and minute books, are complete and correct in all material respects and accurately and fairly reflect all meetings and other corporate actions of the Company's shareholders and its Board of Directors and committees and all material information relating to its business, the nature, acquisition, maintenance, location and character of its assets, and the nature of all transactions giving rise to its obligations or accounts receivable;

(l) since May 1, 2012, the Company:

   (i) has not suffered any change having a Material Adverse Effect or incurred any substantial loss or liability; and

   (ii) has not undertaken or agreed to undertake any obligation (financial or otherwise) which is in excess of USD 1,000,000 or the PKR equivalent;

(m) all tax returns and reports of the Company required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Company, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest;

(n) there are no ongoing or, threatened strikes, slowdowns or work stoppages by employees of the Company or any contractor with respect to any operations of the Company;

(o) except as already disclosed to the Investor and Omantel, the Company is not engaged in, or threatened by, any litigation, arbitration or administrative proceedings;

(p) the Company's insurance policies cover such risks and contain such policy limits, types of coverage and deductibles as are, in the Company's judgment, adequate to insure fully against risks to which the Company and its employees, business, properties and other assets would reasonably be expected to be exposed in the operation of the business as currently conducted. All of the Company's insurance policies are valid and enforceable policies, all premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of

such policies and bonds. The Company does not have any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies;

(q) the Company is not engaged in nor, to its knowledge and belief, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which has or may reasonably be expected to have a Material Adverse Effect;

(r) no judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

(a) is not indebted to, nor has it entered into any transactions with, any related parties or Omantel, director, officer, employee, agent or shareholder of the Company, or any of their immediate family members or respective Affiliates (except for amounts due in the normal course of business and as normal salaries and bonuses and reimbursement of ordinary expenses), and no such Person is indebted to the Company. None of such Persons has any direct or indirect ownership interest in any Person that is an Affiliate of the Company or with which the Company has a business relationship or in any Person that competes with the Company;

(b) has good and marketable title to all of its properties, interests in properties and assets, movable and immovable, reflected in the Company's most recent balance sheet included in the financial statements, or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Liens;

(c) owns or has valid rights to use all property and assets (tangible and intangible) necessary for the conduct of its business as now conducted. The plant, property and equipment of the Company that are used in the operations are in good operating condition and repair, subject to normal wear and tear not caused by neglect, and are adequate and suitable for the purposes for which they are currently being used. All properties used in the operations are reflected in the Company's balance sheet;

(d) there is no agreement, judgment, injunction order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any of its current or future business practices, its acquisition of property or the conduct of its business as it is currently conducted or as proposed to be conducted.

### 4.4 Acknowledgement and Confirmation of the Company

4.4.1 The Company acknowledges that it makes the covenants and representations under this Article 4 (*Company's Covenants and Representations*) with the intention of inducing Omantel and the Investor to enter into this Agreement and that the Investor enters into this Agreement on the basis of, and in full reliance on, each of such covenants and representations.

4.4.2 The covenants set forth in this Article 4 (*Company's Covenants and Representations*) or made in writing by or on behalf of the Company in connection with the transactions contemplated by this Agreement shall continue in full force and effect and survive the Investor Issuance Date.

4.4.3 The Company hereby confirms to the Investor and Omantel that each of the covenants and representations provided in this Article 4 (*Company's Covenants and Representations*) will be true and accurate as at the Investor Issuance Date as if the same had been repeated on the Investor Issuance Date.

## ARTICLE 5 PREFERENCE SHARES INVESTORS' WARRANTIES AND COVENANTS

Omantel and the Investor represent and warrant to the Company that:

(a) they are duly organized, validly existing and in good standing under the laws of the Sultanate of Oman and the Kingdom of Bahrain;

(b) they have taken all corporate actions to authorize the execution of this Agreement and performance of its obligations hereunder, and shall ensure that all corporate and other actions shall during the subsistence of this Agreement continue in full force and effect;

(c) they shall comply with the conditions specified in the approval of the State Bank of Pakistan provided vide its letter bearing No. INT/A-5340/12(12) Equity-2012 dated November 23, 2012 including compliance with the Retention Period and other conditions relating to the Preference Shares (including any Dividend Shares) and the Ordinary Shares issued in respect of such Preference Shares after exercise of the Conversion Option.

## ARTICLE 6 INVESTOR'S DUE DILIGENCE

6.1 The Company hereby acknowledges that the Investor in conducting its' due diligence of the Company, in respect of the issuance of the Investor Preference Shares, has relied solely and exclusively on information and data, whether written and oral, provided to the Investor by the Company and such information and data presents an accurate, complete and current account of the Company's financial, operational and legal state of affairs as at the date of this Agreement specified in the data room index attached herewith in Schedule 2 (*Data Room Information*). The data provided to the Investor is attached herewith as Schedule 2 (*Data Room Information*) in the form of a compact disc.

6.2 In the event that the Investor discovers or has reasonable cause to believe, on or prior to the Issuance Date, that the information and data, as stated in Section 6.1 above, did not present an accurate, complete and current account of the Company's financial and legal state of affairs and the result of such inaccuracy, in the sole opinion of the Investor, led to a material adverse change in the Company's operating and financial performance, the Investor shall be entitled to treat the same as a Material Adverse Effect and shall be entitled, at its sole discretion, to terminate this Agreement in accordance with the provisions of Article 18 (*Term and Termination*) of this Agreement.

## ARTICLE 7 ARTICLES, SUPREMACY OF THIS AGREEMENT & GENERAL COVENANTS

7.1 If, whilst this Agreement is in force, the provision(s) of the Charter at any time conflict(s) with the provision of this Agreement, the Shareholders agree that the provisions of this Agreement shall prevail as between the Shareholders and each Shareholder shall, whenever necessary, exercise all voting and other rights and powers available to it to procure the implementation of the provisions of this Agreement, subject to the provisions of the applicable laws of Pakistan.

7.2 Each of the Shareholders shall exercise all voting rights and other powers of control available to them in relation to the Company to ensure that the provisions regarding the structure and organisation of the Company and the regulation of its affairs are given full force and effect and all actions required of the Shareholders under the Agreement are carried out in a timely manner and in particular (but not in derogation of the generality of the foregoing) that any meeting of the Board and every General Meeting of the Company has the necessary quorum throughout and is conducted in accordance with the provisions of the Agreement.

7.3 The Shareholders hereby agree and undertake and the Business and all ancillary matters in relation to the Business of the Company shall be carried out in accordance with the Annual Budget, the Business Plan, the Applicable Laws and the terms of this Agreement.

7.4 In the event, the Effective Date does not occur on or prior to the Long Stop Date, for any reason whatsoever, this Agreement shall lapse and be of no legal effect and the Shareholders shall stand discharged of their respective obligations under this Agreement, without any liability towards each other and the Agreement shall be terminated in accordance with Article 18 (*Term and Termination*).

## ARTICLE 8 SHARE CAPITAL

8.1 The Company and Omantel hereby acknowledge and agree that the Share Capital of the Company shall be amended / modified after the date of execution of this Agreement to be the sum of PKR

8,605,715,130/- divided into 860,571,513 Ordinary Shares of PKR 10/- each and an amount of USD 50,000,000/- divided into 500,000 Preference Shares of USD 100/- each.

8.2 The Shareholders hereby agree and undertake that the Share Capital shall not be changed and / or amended by the Shareholders or the Company and the Shareholders shall not pass any resolutions approving the increase of the authorized share capital of the Company till such time as such increase has been approved in accordance with the terms of this Agreement.

## ARTICLE 9 MANAGEMENT OF THE COMPANY, VOTING ARRANGEMENTS AND BUSINESS DECISIONS

9.1 **Observer**

The Investor may at its option appoint an observer on the Board of the Company, which observer shall have all rights (including the right to receive notice of any Board meeting and the agenda and minutes of the Board meeting) granted to the Directors of the Company except for the right to vote in the meetings of the Board ("**Observer**").

9.2 **Decisions, Actions of the Board and Quorum**

9.2.1 From and after the Effective Date, all policy decisions of the Company and / or the Business shall be referred to the Board before implementation.

9.2.2 The Board shall act for majority vote except for matters listed in Article 16 (*Investor Consent Matters*) for which the Directors nominated by Omantel shall require the prior approval and consent of the Investor.

9.2.3 The quorum for a meeting of the Board of Directors shall be in accordance with the provisions of the Ordinance and the Articles of Association of the Company.

9.2.4 At each Board meeting, the Directors present shall be entitled to cast one vote on each issue put to the vote.

9.3 **Meetings of the Board**

9.3.1 The proceedings of the meetings shall be conducted in the English language.

9.3.2 The Company shall, within ten (10) Business Days of any meeting of the Board, prepare minutes (in English) of such meeting, including attachments and exhibits thereto, and send copies thereof to each Director, the Observer and the Shareholders.

9.4 **Shareholders Meetings**

The Company shall issue to the Investor all notices of General Meeting in accordance with the time period prescribed under the Ordinance and all such other notices as are issued to its other shareholders.

## ARTICLE 10 COVENANTS AND FINANCIAL RATIO

10.1 **Inspection Rights and Provision of Information**

10.1.1 Irrespective whether the Investor has appointed an Observer on the Board, the Investor shall be entitled to receive and the nominees of Omantel on the Board shall ensure that the following information is provided to the Investor:

(a) unaudited quarterly financial statements within a period of thirty (30) calendar days of the end of each calendar month during each Financial Year;

(b) audited annual financial statements within a period of ninety (90) days from the end of each Financial Year of the Company;

(c) information in relation to any significant event effecting the Company within a period of five (5) days of the occurrence of the same, provided that such information has also been disclosed to the relevant stock exchanges in Pakistan as "material price sensitive information".

10.2 **Financial Covenants**

10.2.1 The Company hereby agrees and undertakes with the Shareholders that commencing from the first anniversary of the Investor Issuance Date till such time as the Investor remains a shareholder of the Company (either by virtue of holding the Investor Preference Shares or Ordinary Shares, upon exercise of the Conversion Option), the Company shall ensure that:

(a) the Adjusted Leverage does not exceed 1.5 during the term when the Preference Shares have been issued and have not been converted; and

(b) the Interest Coverage shall remain above 2.5x for FY 2013 and onwards.

10.3 **General Covenants**

10.3.1 The Company hereby confirms to the Investor that the Company is required to make payment of the Management Fee to Omantel over a period of seven (7) years commencing from the year 2012 in consideration of Omantel having issued a guarantee in favour of certain banks and financial institutions on behalf of the Company.

10.3.2 The Company hereby irrevocably undertakes that till such time as the Preference Shares are outstanding, it shall not make payment of the Management Fee or any portion thereof to Omantel during any Financial Year, till such time as the dividends and other amounts payable in respect of the Preference Shares (including the Investor Preference Shares) have been paid to the Investor and Omantel by the Company for such Financial Year.

## ARTICLE 11 RELATED AGREEMENTS

Simultaneously with the execution of this Agreement (and as a concurrent condition to the obligation of the Shareholders hereunder) the Shareholders shall enter into such Transaction Documents, including the Put Option Agreement (in the Agreed Form) as may be considered necessary for the purposes of Preference Share issue.

## ARTICLE 12 RESTRICTION AND TRANSFERABILITY OF COMPANY SHARES

12.1 **Transfer of Company Shares**

Without the consent of the Investor (which consent may be granted or withheld in the sole and absolute discretion of the Investor), Omantel shall not, directly or indirectly, Transfer or sell any of its Company Shares to any third party or an Affiliate, as a result whereof the shareholding of Omantel in the Company reduces below fifty one percent (51%) of the issued and paid up ordinary share capital of the Company or Omantel loses management control of the Company. Any such purported Transfer or sale to a third party or an Affiliate of the Company Shares held by Omantel, which is made without the consent of the Investor shall be void, and shall not be recognized by or be effective against the Company and the Investor. For avoidance of doubt, it is clarified that Omantel shall also not Transfer any Omantel Preference Shares (including any Dividend Shares issued from time to time in respect of the Omantel Preference Shares) without the prior consent of the Investor.

12.2 **Right of First Refusal**

12.2.1 The Investor hereby agrees that Omantel shall have a right of first refusal over the Investor Preference Shares (including any Dividend Shares issued from time to time in respect of the Investor Preference Shares) or the Company Shares ("**Investor Company Shares**") that are or shall be held by the Investor should the Investor wish to sell or dispose its Investor Company Shares and that the Investor shall not transfer any of its Investor Company Shares to any third party without first complying with the right of first refusal as set out in this Article 12.2 (*Right of First Refusal*). This right of first refusal shall be exercised as follows:

(a) in the event that the Investor (being the "**Selling Shareholder**") wishes to Transfer part or all of the Investor Company Shares to a third party (excluding an Affiliate) (the "**Subject Shares**"), the Investor must first notify in writing to Omantel of such desire and such notice (the "**Offer Notice**") shall state:

(i) the Investor's intention to Transfer the Subject Shares;

(ii) the name and identity of the proposed purchaser(s) or transferee(s);

(iii) the price on which the Investor wishes to Transfer the Subject Shares (the "**Offer Price**");

(iv) the material terms and conditions on which the Investor proposes to Transfer the Subject Shares; and

(v) written evidence of the offer by the proposed purchaser.

12.2.2 Omantel shall have fifteen (15) Business Days to make an all cash offer on the Offer Price and subject to the terms and conditions set out in the Offer Notice and Section 12.2.1 above to purchase all of the Subject Shares (the "**First Offer**").

12.2.3 Once the Investor receives such First Offer, it shall accept the First Offer and in which case the Transfer of the Subject Shares shall be completed within fifteen (15) Business Days.

12.2.4 If the Subject Shares, as proposed to be transferred by the Investor, are not transferred to Omantel pursuant to the First Offer or Omantel fails to make an offer in accordance with Section 12.2.2 above, then the Investor may sell or otherwise Transfer the Subject Shares to the proposed transferee (as set out in Section 12.2.1 above) at the Offer Price (or at a higher price), subject to all regulatory approvals and any other Applicable Laws and the transferee of the Subject Shares shall be bound by the terms and conditions of this Agreement in the same manner as were applicable on the Investor prior to the Transfer of the Subject Shares.

12.2.5 The closing of the purchase of the Subject Shares by Omantel shall take place at the principal office of the Company or any other location agreed between the Shareholders. At the closing, Omantel shall make payment of the Offer Price to the Investor and the Investor shall subject to the receipt of the Offer Price, transfer the Subject Shares to the Omantel CDC Account, free and clear of all Liens.

12.2.6 Notwithstanding anything contained in this Section 12.2 (*Right of First Refusal*), it is hereby agreed between the Parties that the restriction on the Investor contained in this Section 12.2 (*Right of First Refusal*) will not be applicable if the Investor sells or transfers the Investor Company Shares by using the stock exchange.

### 12.3 Transfer to Investor Affiliates and Deed of Adherence

12.3.1 Notwithstanding anything contained in this Article 12 (*Restriction and Transferability of Company Shares*), the Investor shall (at any time) be free to transfer the Investor Company Shares to any Affiliate and the right of first refusal of Omantel as contained in Section 12.2 (*Right of First Refusal*) shall not be applicable with respect to such transfer of the Investor Company Shares to the Affiliate of the Investor.

12.3.2 Any third party (including an Affiliate) to which the Company Shares or the Preference Shares are to be transferred by either Shareholder pursuant to the terms and conditions of this Agreement shall become a party to this Agreement by executing the Deed of Adherence (in the form provided in Schedule 6 (*Deed of Adherence*)) and no Shareholder shall Transfer either the Company Shares or the Preference Shares to a third party (including an Affiliate) unless and until such third party (including an Affiliate) has executed and delivered to the non-selling Shareholder such Deed of Adherence (unless the Company Shares are sold on the Karachi Stock Exchange).

### 12.4 Exercise of Conversion Option

12.4.1 In the event the Investor decides to exercise the Conversion Option in respect of any or all of the Investor Preference Shares (including any Dividend Shares issued in respect of the Investor

Preference Shares from time to time), then Omantel shall be obligated and required to convert the Omantel Preference Shares (including any Dividend Shares issued in respect of the Omantel Preference Shares from time to time) to such extent as the Investor has converted, provided however, in the event Omantel exercises the Conversion Option in respect of the Omantel Preference Shares, the Investor shall not be obligated or required to convert the Investor Preference Shares. It is clarified that in order to exercise the Conversion Option, the number of the Investor Preference Shares being converted by the Investor shall not be less than: (a) 10,000 Preference Shares; or (b) the remaining Investor Preference Shares in case the shareholding of the Investor has fallen below 10,000 Preference Shares.

## ARTICLE 13 TAG ALONG RIGHTS

13.1 Subject to the terms and conditions set out in Article 12 (*Restriction and Transferability of Company Shares*) of this Agreement, if Omantel wishes (at any time after the IPS Conversion Date) to dispose part or all of its Company Shares or the Omantel Preference Shares (including any Dividend Shares issued in respect of the Omantel Preference Shares from time to time) ("**Omantel Company Shares**"), in accordance with the terms and conditions of this Agreement, to a proposed purchaser or transferee, then Omantel shall provide the Investor the opportunity to sell the Investor Company Shares in proportion to its ownership interest in the Company prior to the sale ("**Tag Along Shares**"). Omantel shall provide the Investor with notification of the proposed Transfer along with the following information:

(a) the number of Omantel Company Shares intended to be sold by Omantel;

(b) the name and address of the proposed purchaser;

(c) the proposed price, including the terms and conditions offered by such proposed purchaser;

(d) a representation that the proposed purchaser has been informed of the "Tag Along Rights" of the Investor provided for in this Agreement and has agreed to purchase all the Shares required to be purchased in accordance with the terms of this Section 13.1; and

(e) a representation that no consideration, tangible or intangible, is being provided to Omantel that will not be reflected in the price paid to Omantel on exercise of its rights hereunder (a "**Tag Along Offer Notice**").

13.2 The Investor may within a period of fifteen (15) Business Days from the date of receipt of the Tag Along Offer Notice notify Omantel in writing of its intention to either not sell at all or sell all or some its Tag Along Shares to the proposed purchaser (the "**Tag Along Sale Notice**"); whereupon Omantel shall be obliged to sell the Tag Along Shares along and simultaneously with its Ordinary Shares to the proposed purchaser on the same terms and conditions as those specified in the Tag Along Offer Notice. The foregoing shall be completed within fifteen (15) Business Days of the Tag Along Sale Notice stated hereinabove. At the closing of Tag Along Shares, the Investor shall deliver to the proposed purchaser or transferee, the certificates for Tag Along Shares held by the Investor and executed transfer deeds with respect thereto, and the proposed purchaser or transferee shall make payment of the purchase price for the Tag Along Shares.

13.3 If Omantel does not receive the Tag Along Sale Notice from the Investor pursuant to Section 13.2, Omantel shall be at liberty to sell its Ordinary Shares on the terms stated in the Tag Along Offer Notice. Such sale shall be completed within sixty (60) Business Days from the issuance of the Tag Along Offer Notice stated in Section 13.1.

13.4 If any proposed purchaser or transferee refuses to purchase the Tag Along Shares in accordance with Section 13.2, Omantel may not sell any of its Ordinary Shares to such proposed purchaser or transferee.

13.5 If any Transfer is not consummated within sixty (60) Business Days after issuance of the Tag Along Offer Notice, Omantel may not sell any of its Ordinary Shares unless it first complies in full with each provision of this Article 13 (*Tag Along Rights*). The exercise or election not to exercise any right by any Shareholder hereunder shall not adversely affect its right to participate in any other sales of Shares subject to this Article 13 (*Tag Along Rights*).

13.6 Notwithstanding the provisions contained in this Article 13 (*Tag Along Rights*), it is agreed that:

(a) the Investor tag along rights as contained in this Article 13 (*Tag Along Rights*) shall not be triggered if Omantel sells or transfers its Company Shares by using the stock exchange and not through private sale with a third party, provided however, such sale or transfer should not result in Omantel's shareholding in the Company being reduced below fifty one percent (51%) of the issued and paid up capital of the Company; and

(b) Omantel shall in no event be authorized or allowed to sell the Omantel Preference Shares at any time without (i) seeking the prior approval of the Investor; and (ii) providing to the Investor the tag along with as contained in this Article 13 (*Tag Along Rights*).

## ARTICLE 14 ENCUMBRANCE / LIEN

During the term of this Agreement, Omantel shall not, without the prior written consent (such Investor consent not to be unduly withheld or delayed in its approval) of the Investor, create any encumbrance on any of the Company Shares and the Omantel Preference Shares held by Omantel.

## ARTICLE 15 REPRESENTATIONS AND WARRANTIES

15.1 Each Shareholder hereby represents and warrants to the other Shareholder that it has the full power and authority to execute, deliver and perform this Agreement and its execution, delivery and performance of this Agreement has been authorised by all necessary corporate, regulatory or other actions on behalf of such Shareholder.

15.2 Each Shareholder represents and warrants to the other Shareholders that neither the execution and delivery of this Agreement, nor the consummation of other transactions contemplated by this Agreement will:

(a) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its assets may be bound;

(b) result in the creation of any encumbrance upon any of its properties or assets or under the terms, conditions or provisions of any agreement, instrument or obligation to which it or any of its assets may be bound or affected; or

(c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or to any of its assets.

15.3 Each Shareholder represents and warrants to the other Shareholders that there is no claim, action, proceeding or investigation which is pending or any threatened claim, action, proceeding or investigation or any basis therefore, against or relating to it before any court, arbitrator or governmental or regulatory authority or body acting in an investigative or adjudicative capacity and it is not subject to any outstanding order, writ, injunction or decree which adversely affects its ability to execute and / or perform its obligations under this Agreement.

15.4 Each Shareholder represents and warrants that for each of them this Agreement is a legal, valid and binding obligation enforceable in accordance with its terms.

15.5 Each Shareholder further represents and warrants to the other Shareholders that the execution and delivery of this Agreement will not result in breach of any terms and conditions of any agreement or constitute any default under applicable laws or other obligations to which it is bound or violate any rule, regulation or law of any government or any order, judgment or decree of any court or government body.

## ARTICLE 16 INVESTOR CONSENT MATTERS

Notwithstanding anything contained in this Agreement, Omantel hereby agrees that from Effective Date and till such time as the Investor is a shareholder in the Company (either as a holder of the Preference Shares or Company Shares), Omantel shall ensure that none of the following matters are approved and / or decided at a meeting of the Board or at a meeting of the shareholders of the Company, till such time as the consent and approval (such consent not to be unreasonably withheld or delayed) of the Investor has been taken by Omantel in respect of the same. It is clarified, that the Investor's decision in the following matters will be considered final and binding on Omantel.

(a) any amendment or alteration of the Charter or other constitutive documents of the Company;

(b) any merger, consolidation, amalgamation of or involving the Company, its assets or interests with or into any other person/entity;

(c) any corporate re-organisation of the Company, which may include a change in control of the Company;

(d) the winding up, dissolution or liquidation of the Company or the initiation of any bankruptcy, insolvency or similar proceedings;

(e) changing any rights attached to Ordinary Shares or Preference Shares issued by the Company;

(f) increase / decrease in the Share Capital of the Company, including the creation of any new classes of shares which are on parity or have a preference over the Preference Shares;

(g) re-organization, alteration, amendment, rectification, removal or addition to or of the scope of the Company's business or objects.

Omantel hereby agrees and undertakes that it shall cause and procure that neither it nor the CEO and its nominated Directors effect, cause or permit the happening of any of the matters listed in this Article 16 (*Investor Consent Matters*) (either at the Board or shareholder level) till such time as the same have been approved by the Investor.

## ARTICLE 17 COVENANTS

17.1 The Shareholders agree that, except as noted in this Agreement, the business of the Company shall at all times be conducted independently from the business of the Shareholders (other than business which is currently conducted together and disclosed in Schedule 7 (*Company Disclosures*)).

17.2 The Shareholders and the Company shall enter into the Transaction Documents simultaneously upon execution of this Agreement.

Omantel shall ensure that the Senior Management of the Company has entered into a non-compete, non-solicitation and non-disclosure agreement in the Agreed Form and any modification to such agreement shall be made with the prior consent of the Investor.

17.4 Omantel acknowledges and agrees that:

17.4.1 given its position as majority Shareholder of the Company:

(a) it is likely to obtain knowledge of the Company's trade secrets and other confidential information and shall have dealings with certain of the customers and suppliers of the Company;

(b) the Company's relationship with its customers and suppliers is a proprietary right belonging to the Company; and

(c) it is fair and reasonable for the Company to seek to protect its interests by the provisions of this Article.

17.4.2 Omantel therefore agrees and undertakes, subject to the sub-Clauses below, that it shall not either directly or indirectly through any of its Affiliate(s):

(a) at any time for as long as it is a Shareholder and for a period of 6 months from the date when it ceases to be beneficially interested in the Company (the "**Restricted Period**") engage in, carry on or be concerned or interested in a business which is in competition with Business carried on by the Company within Pakistan.

(b) at any time during the Restricted Period, in connection with business competing with Business carried on by the Company, solicit or endeavour to entice away from the Company, or deal with, any person which at any time during the Restricted Period shall have been a customer or supplier of the Company with whom Omantel shall have dealt with on behalf of the Company;

(c) at any time during the Restricted Period, in connection with business competing with Business carried on by the Company, solicit or endeavour to entice away from the Company, or deal with, any person with which the Company shall have been in negotiations with a view to its becoming a customer or supplier of the Company and with whom Omantel shall have dealt on behalf of the Company; and

(d) at any time say anything which is harmful to the reputation of the Company or which may lead any person to cease to deal with the Company on substantially equivalent terms to those previously offered or at all.

17.4.3 Omantel confirms and agrees that, having taken independent legal advice, it fully understands the meaning and effect of this Section 17.4 and agrees with the Investor that each of the sub-Articles above constitutes an entirely separate, severable and independent covenant by and restriction on it provided that if at any time hereafter such restrictions on Omantel whether singularly or in combination shall be adjudged to go beyond what is fair and reasonable in all circumstances for the protection of the Company but would be adjudged fair and reasonable if any part or parts of the wording thereof were deleted such restrictions shall thenceforth apply with such words deleted.

## ARTICLE 18 TERM AND TERMINATION

### 18.1 Termination prior to Effective Date

18.1.1 The Investor may by written notice to the Company, terminate this Agreement and cancel the right of the Company to issue the Investor Subscription Notice to the Investor for subscription of the Investor Preference Shares, if:

(a) the Investor Conditions, as stated in Section 3.2 (*Conditions for Subscription by the Investor*) of this Agreement, are not fulfilled by the Long Stop Date or the Investor Preference Shares are not issued by the Long Stop Date; or

(b) the Company issues the Investor Subscription Notice to the Investor prior to the occurrence of the Omantel Issuance Date;

(c) Omantel fails to comply with its obligations under the Put Option Agreement;

(d) the exercise by the Investor of its rights under Article 6 (*Investor's Due Diligence*);

(e) any Material Adverse Effect occurs on or prior to the Long Stop Date or the Investor Issuance Date, whichever occurs earlier; and

(f) any event occurs on or prior to the Long Stop Date, which in the opinion of the Investor is a Market Event.

18.1.2 Notwithstanding the termination of this Agreement in accordance with Section 18.1 the provisions of Section 17.4, Section 19.1 (*Confidentiality*) and Section 19.4 (*Intellectual Property Rights*) shall survive and continue to be effective and binding (where relevant) for a period of twelve (12) months from the date of termination.

18.2 **Termination after Effective Date**

18.2.1 After the Effective Date, this Agreement may be terminated:

(a) after a period of fourteen (14) days from the date of termination or expiry of the Put Option Agreement;

(b) by the Investor upon non-compliance by Omantel of its obligations under Article 16 (*Investor Consent Matters*);

(c) if it is terminated pursuant to this Section 18.2 (*Termination after Effective Date*); or

(d) if the Shareholders mutually decide to terminate this Agreement.

18.2.2 With respect to a Shareholder Transferring all of its Shares in compliance with this Agreement, this Shareholders' Agreement shall for such Shareholder terminate when such Transfer has been completed. The provisions of Section 17.4, Section 19.1 (*Confidentiality*) and Section 19.4 (*Intellectual Property Rights*) shall survive and continue to be effective and binding (where relevant) also subsequently to a termination or expiry of this Agreement. The termination of this Agreement shall not release a Shareholder from any obligation or liability incurred by it by reason of breach of its obligations under this Agreement prior to termination.

18.2.3 Upon material breach by Omantel or the Company (the "**Defaulting Party**") in performance of their obligations under this Agreement, the Investor (being a "**Terminating Party**") may give notice in writing to the Defaulting Party specifying the matter in default. If such default cannot be remedied within a period of fifteen (15) Business Days, the Terminating Party may give a further written notice of at least fifteen (15) Business Days (the "**Termination Notice**") to the Defaulting Party terminating this Agreement. This Agreement shall terminate on the date specified in the Termination Notice.

18.2.4 Upon termination of the Agreement pursuant to Section 18.2.3, the restrictions on transfer of the Investor Company Shares as contained in this Agreement shall have no legal effect and shall not be binding on the Terminating Party and the Terminating Party shall be free to sell, assign, transfer or dispose of such Investor Company Shares to such persons and for such price as the Terminating Party deems fit. The exercise of the termination rights under this Agreement shall be in addition to, and not in substitution for, any other remedies that may be available to the Terminating Party under the applicable law. Termination of this Agreement by the exercise of such right shall not relieve the Defaulting Party from the obligations accrued to the date of such termination or relieve the Defaulting Party from liability for damages to the Terminating Party for breach of this Agreement.

18.2.5 This Agreement shall terminate with respect to a Shareholder (except in respect of matters arising prior to such termination) upon such Shareholder ceasing to remain a Shareholder in the Company. Notwithstanding this Section 18.2.5, each Shareholder's obligations under Section 17.4, Section 19.1 (*Confidentiality*) and Section 19.4 (*Intellectual Property Rights*) of this Agreement shall survive the termination of this Agreement.

## ARTICLE 19 MISCELLANEOUS

19.1 **Confidentiality**

19.1.1 Disclosure of any and all trade secrets, know-how or other confidential information made available under or in connection with this Agreement or any other data exchanged during the due diligence shall be kept and remain confidential by the Shareholders, except that disclosures may be made:

(a) to any person directly responsible for the performance of obligations under this Agreement and to such employees of the Company who require to be informed thereof for the effective operation or business of the Company;

(b) to customers to the extent necessary for the effective carrying on of the business of the Company; or

(c) in respect of such information as is or may become part of public domain through no fault of the Shareholder wishing to disclose it.

19.1.2 The Shareholders shall take all necessary steps to ensure that their own employees or employees of the Company to whom confidential information is disclosed take all possible precautions to prevent the unauthorized disclosure of such confidential information.

19.1.3 Upon prior written consent of the other Shareholder, a Shareholder may disclose confidential information to a third party, so long as the third party agrees to first execute a confidentiality agreement no less restrictive than the terms contained in this Agreement.

19.1.4 A Shareholder may disclose information that is otherwise confidential if required by law, or where disclosure is necessary in connection with the assertion of any claim or defense in judicial or administrative proceedings. Provided, however, that the Shareholder making the disclosure shall as soon as reasonably practicable before the disclosure notify the other Shareholder.

19.1.5 The Shareholder disclosing confidential information under Section 19.1.4, to the extent that such remedies are available, seek protective orders regarding the dissemination and use of the disclosed information.

19.1.6 The Shareholders agree that the provisions contained herein with regard to confidentiality of information shall survive the termination of this Agreement and that they shall continue to bind them regardless of whether their rights under this Agreement are terminated or whether they cease to be a Party to this Agreement.

19.2 **Waiver**

19.2.1 No waiver by a Party of any default by the other Party in the performance of any of the obligations under this Agreement shall (a) operate or be construed as a waiver of any other or further default whether of a like or different character; and (b) shall be effective unless in writing duly executed by an authorized representative of the Party.

19.3 **Governing Law**

This Agreement shall be governed by and construed in accordance with the laws of Pakistan, without giving effect to any conflicts of laws or other principles thereof that would result in the application of the laws of another jurisdiction. The courts in Karachi shall have exclusive jurisdiction to deal with all matters arising as a result of this Agreement.

19.4 **Intellectual Property Rights**

Each Party shall ensure that it does not make use of or infringe any intellectual property rights of the other Parties. Title to any intellectual property developed by the Company shall vest in the Company.

19.5 **Use of Technology**

A Shareholder shall have no rights in respect of any technology, technical know-how, or goodwill associated therewith, provided by the other Shareholder to the Company under or pursuant to this Agreement or otherwise and it shall make no use of such technology, technical know-how or goodwill in any form or manner. This clause shall survive any termination of this Agreement.

19.6 **Assignment**

19.6.1 Unless expressly otherwise provided herein, this Agreement shall not be assigned by a Party to any third party without the prior written consent of the other Party.

19.6.2 Any unauthorized assignment in violation of this Agreement shall be void and without legal effect.

19.7 **Severability**

If for any reason any provision contained in this Agreement shall become invalid, illegal or unenforceable in any respect, the effect of all the other provisions of this Agreement shall remain valid.

19.8 **Entire Agreement**

19.8.1 The Parties intend this Agreement to be the final expression of their agreement on the matters contained herein.

19.8.2 This Agreement, from the date of execution, supersedes all prior written or oral representations, negotiations, or other communications of every kind pertaining to the formation and operation of the Company.

19.8.3 This Agreement completely and fully supersedes and replaces the Subscription and Shareholders Agreement dated May 11, 2012 entered into between Omantel, the Investor and the Company and from the date of execution of this Agreement, the Subscription and Shareholders Agreement dated May 11, 2012 shall stand terminated with immediate effect and no claim has arisen or is subsisting between the Parties.

19.9 **Amendment**

This Agreement may be varied or amended only by mutual consent of the Parties given in writing.

19.10 **Authority**

Nothing in this Agreement shall be construed to give any Party, and no Party shall hold itself out to have, the authority or power to enter into any obligation on behalf of the other Party except as specifically authorized by the other Shareholder in writing.

19.11 **General Covenant**

Every Party has entered into this Agreement in good faith and shall give all such assistance and information to the other Party and execute and do all such further acts, deeds, assurance and things as may be reasonably required so that full effect may be given to the terms and conditions of this Agreement.

19.12 **Notices**

All notices required or contemplated under this Agreement shall be given in writing by registered mail, international courier service, acknowledgement due, or by fax addressed as follows, or such other addresses as may be notified by a Shareholder to the other Shareholder by 15 days notice in writing:

If to Omantel:

Dr. Amer Ali Rawas
**CHIEF EXECUTIVE OFFICER**
Omantel
PO Box 789
PC112
Ruwi
Sultanate of Oman

Worldcall Telecom Limited an Omantel Company

الشركة العمانية للاتصالات (ش.م.ع.ع) وحدة المالية FINANCE UNIT عمانتل Omantel CR 1040747 OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)

If to the Investor:

**COUNTRY MANAGER**
Office No 146, Bab Al Bahrain Building No 150, Road 1507, Block No 315. PO. Box 566, Manama, Bahrain
+973-172 24749
cmbh@hblbh.com.bh

If to Company:

Babar Ali Syed
Chief Executive Officer
67-A-C-III, Gulberg III,
LahorePakistan
Babar.syed@worldcall.pk

19.13 **Payment of Fees**

The Company shall pay all taxes, fees, stamp duties or other charges (including the charges and fees payable to CDC) payable on or in connection with the execution, issue, subscription, delivery, registration, translation or notarization of this Agreement, the Transaction Documents, the Investor Preference Shares and any other documents related to this Agreement, the Transaction Documents or the Investor Preference Shares.

The Company shall reimburse to the Investor all expenses including, *inter alia*, legal, financial or any other specialist review expenses incurred by the Investor for the purposes of subscribing to the Investor Preference Shares.

The Company shall bear the costs and expenses in connection with the preparation, negotiation and implementation of this Agreement.

19.14 **Preference Shares**

The Preference Shares to be issued shall be issued in accordance with the regulations of the CDC and immediately upon issuance of such Preference Shares, the Company shall provide a report duly certified by the CDC confirming the issuance and allotment of the Preference Shares to each Omantel and the Investor.

19.15 **Indemnity**

The Company shall indemnify and hold harmless the Investor against any loss, claim, damage, expense or liability suffered or sustained by it including costs and expenses incurred in pursuing any remedies, on account of breach of any representation, covenant or undertaking contained in this Agreement.

19.16 **Third Party Rights**

Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Person to any Party, nor shall any provision give any third Person any right of subrogation or action over or against any Party.

19.17 **Ancillary Business**

All ancillary business of the Company, including but not limited to foreign exchange related transactions like forward cover, foreign exchange purchase, currency swaps and interest rates and other hedge programs shall be routed through the Investor on the basis of first right of refusal.

19.18 **Counterparts**

This Agreement may be executed in any number of counterparts and this has the effect as if the signature on the counterparts were on a single copy of this Agreement.

## SIGNATURE PAGE

**IN WITNESS WHEREOF**, the Parties have caused this Agreement to be executed by their duly authorised representatives as of the day, month and year first above written.

**AS OMANTEL**

For and on behalf of **OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)** through its authorised signatory

SIGNATURE ..............................

Name: TALAL SAID AL MAMARI

Designation: CFO

in the presence of:

signature of witnesses

SIGNATURE ..............................

1- Name: NARAYANAN SESHAN
   Address: PO BOX 789 PC 112 RUWI OMAN
   NIC No:

..............................

2- Name: mirghani Hamza
   Address Omantel
   NIC No:

AS THE INVESTOR

For and on behalf of **HABIB BANK LIMITED, BAHRAIN BRANCH** through its authorised signatory

Name:
Designation:

SIGNATURE

S. M. Nafees

Syed Nafees
Head FI & Treasury

AMAN SIDDIQUI
RGM GULF

SIGNATURE

in the presence of:
signature of witnesses

1- Name: AMJAD YAR KHAN.
Address: C/o HBL UAE.
NIC No:

2- Name: Jai Perkash Mehta
Address C/o HBL UAE
NIC No:

**AS THE COMPANY**

For and on behalf of **WORLDCALL TELECOM LIMITED** through its authorised signatory

Name: BABAR ALI SYED

Designation: CHIEF EXECUTIVE OFFICER

SIGNATURE

Worldcall Telecom Limited an Omantel Company

in the presence of:
signature of witnesses

SIGNATURE

1- Name: M. NOAMAN ADIL
   Address: 553-B, PHASE V, DHA - LHR
   NIC No: 35202-2992781-5

2- Name: Jai Perkash Mehto
   Address c/o HBL UAE
   NIC No:

## SCHEDULE 1 AMENDMENTS TO CHARTER

MEMORANDUM OF ASSOCIATION

**Article V of the Memorandum shall be deleted and replaced with the following:**

The Authorised Capital of the Company shall be the sum of:

(a) PKR [•] (Pak Rupees [•] only), divided into [•]([•]) Ordinary Shares of PKR 10/- each; and

(b) US$ [•] (United States Dollars [•] only) divided into [•] ([•]) Preference Shares of US$ 100/- each further sub-divided into [•] ([•]) Class A Preference Shares of US$ 100/- each and [•] ([•]) Class B Preference Shares of US$ 100/- each;

with such rights, preferences, privileges and restrictions as are specified in these Articles. The Company shall with the authority of a special resolution and the consent of the Class A Preference Shareholder, also have the right and power to increase, reduce, reorganize, consolidate or subdivide the share capital in respect of the Ordinary Shares and Preference Shares on such terms and conditions as the Members of the Company (including the Class A Preference Shareholder) may deem appropriate from time to time in accordance with the law.

ARTICLES OF ASSOCIATION

Article 2 of the Articles shall be deleted and replaced with the following:

"In these Articles, unless the context or the subject matter otherwise requires:

(a) "**Articles**" means these Articles as originally framed or as from time to time altered in accordance with law.

(b) "**Board**" means a meeting of the Directors duly called and constituted or as the case may be, the Directors assembled by the Board.

(c) "**Business Day**" means a calendar day on which banks are open for general banking business in Pakistan.

(d) "**Capital**" means the capital for the time being raised or authorized to be raised for the purpose of the Company.

(e) "**Class A Preference Shares**" not being Ordinary Shares, means convertible preference shares with such rights, privileges and conditions attached thereto as prescribed in these Articles.

(f) "**Class A Preference Shareholders**" means the Investor and any transferees of the Investor.

(g) "**Class B Preference Shares**" not being Ordinary Shares, means convertible preference shares with such rights, privileges and conditions attached thereto as prescribed in these Articles.

(h) "**Class B Preference Shareholders**" not being Ordinary Shareholders, means in relation to the Company, every person to whom the Company has allotted, or who becomes the holder of Class B Preference Shares and whose name is entered into the Register of Members.

(i) "**Company**" means "Worldcall Telecom Limited".

(j) "**Conversion**" means the conversion of Preference Shares into Ordinary Shares in terms of these Articles, and the word "**Converted**" shall be construed accordingly.

(k) "**Conversion Adjustments**" is defined in Article 17-B(b).

(l) "**Conversion Date**" is defined in Article 17-B(a)(ii).

(m) "**Conversion Ratio**" means the following ratio which will be used for the Conversion, provided however, that the Conversion Ratio shall always be subject to the Conversion Adjustments:

In case where dividends (in the form of issuance of Dividend Shares) are paid to the Preferred Shareholders each year in accordance with these Articles and no dividend (in the form of issuance of Dividend Shares) has been accumulated:

**X = (P) / (D)**

In case where dividends (in the form of issuance of Dividend Shares) are not paid to a Preferred Shareholders each year in accordance with these Articles:

**X= (P+Div) / (D)**

**Where:**

**Div**: means the aggregate of:

(i) notional amount of overdue, accrued and cumulative dividend payable / to be issued as specie dividend in the form of Dividend Shares by the Company to a Preferred Shareholder; and

(ii) in the event the Conversion Option is being exercised during a semi-annual period in a financial year, the Proportionate Dividend Amount;

where the amounts calculated in (i) and (ii) above are converted to Pakistan Rupees at the State Bank of Pakistan US$ settlement rate prevailing on the Conversion Date.

**X**: means Number of Ordinary Shares to be issued

**P**: means the face value of US$ 100/- multiplied by the no of Preference Shares, converted to Pakistan Rupees at the State Bank of Pakistan US$ settlement rate prevailing on the Conversion Date

**D**: means the discounted share price, which shall be calculated in the following manner:

(i) **Conversion between the period commencing from the 1st anniversary but prior to the 2nd anniversary of the Preference Shares Issue Date**

(90%) of the last 90 days volume weighted average price of the Ordinary Shares of the Company

(ii) **Conversion between the period commencing from the 2nd anniversary but prior to the 3rd anniversary of the Preference Shares Issue Date**

(80%) of the last 90 days volume weighted average price of the Ordinary Shares of the Company

(iii) **Conversion between the period commencing from the 3rd anniversary but prior to the 4th anniversary of the Preference Shares Issue Date**

(70%) of the last 90 days volume weighted average price of the Ordinary Shares of the Company

(iv) **Conversion between the period commencing from the 4th anniversary and ending on no later than the Mandatory Conversion Date**

(60%) of the last 90 days volume weighted average price of the Ordinary Shares of the Company

It being clarified that the discount to be granted in accordance with (i) and (v) above will be adjusted for the number of months (rounded to the nearest month) that the Preference Shares have been outstanding and will be interpolated between the relevant discount.

(n) "**Conversion Notice**" means a written notice by a Preferred Shareholder to the Company setting forth the number of Preference Shares that it desires to be Converted, to which Notice shall be enclosed original certificates representing Preference Shares intended to be Converted along with transfer deeds duly signed, verified and witnessed.

(o) "**Dilutive Issuances**" means that subject to the applicable laws, the Company effecting any issuances of Ordinary Shares or Ordinary Share equivalents and customary adjustments for any preferential allotment, capitalization of profits and reserves; creation of convertible or exchangeable loans / bonds / term finance certificates / securities; issue of Shares and other equity securities by way of rights or otherwise; share splits; share consolidation and bonus shares; employee stock options; spin off events; capital distributions other than cash; warrants and merger, consolidation and / or acquisition; or any re-organisation, sub-division, consolidation or reduction of its share capital or any other variation in its issued share capital.

(p) "**Directors**" means the Directors for the time being of the Company or as the case may be, the Directors assembled at a Board.

(q) "**Distributable Profits**" mean the profit available for distribution as dividend subject to the provisions of Section 248 and Section 249 of the Ordinance, whereby the profits are determined in accordance with accepted accounting principles and after allowing for retention of profits for continuing and expansion of operations of the Company.

(r) "**Dividend Shares**" means Preference Shares having a face value of US$ 100/- each to be issued by the Company to a Preferred Shareholder as specie dividend on the Preference Shares;

(s) "**Dividend Shares Date**" means:

(i) in respect of first dividend on the Preference Shares which shall be paid as specie dividend in the form of issuance of Dividend Shares, the first (1st) anniversary of the Preference Share Issue Date; and

(ii) in respect of all subsequent dividends to be paid to the Preferred Shareholders which shall be paid as specie dividend in the form of issuance of Dividend Shares, each semi-annual date starting from the first Dividend Shares Date.

(t) "**Exercised**" means the date on which the Conversion Notice is issued by a Preferred Shareholder in accordance with these Articles.

(u) "**Financial Year**" means the date on which the annual audited accounts of the Company are prepared.

(v) "**Investor**" means [please insert name of Habib Bank Limited's investing entity or any transferees to whom the Investor transfers its Shares].

(w) "**Mandatory Conversion**" is defined in Article 17-C.

(x) "**Mandatory Conversion Date**" means the Business Day falling immediately after the expiry of the fifth (5th) anniversary of the Preference Share Issue Date.

(y) "**Members**" means the Ordinary Shareholders and a Preferred Shareholders.

(z) "**Month**" means calendar month according to English Calendar.

(aa) "**Office**" means the Registered Office for the time being of the Company.

(bb) "**Optional Conversion Period**" means the period commencing from the first (1st) anniversary of the Preference Share Issue Date and ending on the fifth (5th) anniversary of the Preference Share Issue Date.

(cc) "**Ordinance**" means the Companies Ordinance, 1984 or any modification or re-enactment thereof for the time being in force.

(dd) **"Ordinary Shares"** mean the voting ordinary shares of the Company other than the Preference Shares.

(ee) **"Ordinary Shareholders"** mean in relation to the Company, every person to whom the Company has allotted, or who becomes the holder of the Ordinary Shares and whose name is entered in the Register of Members.

(ff) **"Preference Shares"** not being Ordinary Shares, means the Class A Preference Shares and the Class B Preference Shares, issued to a Preferred Shareholder and shall include any Dividend Shares issued to the Preferred Shareholder as specie dividend in accordance with the class of Preference Shares held by such Preferred Shareholder, in accordance with the Share Capital Rules.

(gg) **"Preference Shares Issue Date"** means the date on which the Preference Shares are issued to a Preferred Shareholders subject to the terms and conditions contained in these Articles.

(hh) **"Preferred Shareholder"** means the Class A Preference Shareholders and the Class B Preference Shareholder.

(ii) [**"Proportionate Dividend Shares"** means the proportionate amount of Dividend Shares calculated from the last Divided Shares Date till the Conversion Date in the following manner:

$$[X = P * (R/360) * n / US\$ 100]$$

**Where:**

**X:** means the Proportionate Dividend Shares

**P:** means the face value of US$ 100/- x no of Preference Shares held by the Preferred Shareholder

**R:** means dividend rate as specified in Article 36-A (a)

**n:** means the number of days from the last Dividend Share Date till the Conversion Date]

(jj) **"Register"** means, unless the context otherwise requires, the register of members to be kept pursuant to Section 147 of the Ordinance.

(kk) **"Seal"** means the common or official Seal of the Company.

(ll) **"SECP"** shall mean the Securities and Exchange Commission of Pakistan.

(mm) **"Section"** means a section of the Ordinance.

(nn) **"Shares"** mean the Ordinary Shares and the Preference Shares.

(oo) **"Share Capital Rules"** means the Companies Share Capital (Variation in Rights and Privileges) Rules, 2000.

(pp) **"Special Resolution"** means the special resolution of the Company as defined in Section 2(1)(36) of the Ordinance.

(qq) Words importing masculine gender include the feminine gender.

(rr) Words importing singular number include plural number and vice versa.

(ss) Expression referring to writing shall, unless contrary intention appears, be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a visible form.

(tt) Words importing persons shall include bodies corporate.

(uu) The head notes are inserted for convenience and shall not affect the construction of these Articles.

(vv) Unless the context otherwise requires words or expressions contained in these Articles shall bear the same meaning as in the Ordinance.

**Article 4 of the Articles shall be deleted in its entirety and replaced as follows:**

The Authorised Capital of the Company shall be the sum of:

(a) PKR [•] (Pak Rupees [•] only), divided into [•]([•]) Ordinary Shares of PKR 10/- each; and

(b) US$ [•] (United States Dollars [•] only) divided into [•] ([•]) Preference Shares of US$ 100/- each[1] further sub-divided into [•] ([•]) Class A Preference Shares of US$ 100/- each and [•] ([•]) Class B Preference Shares of US$ 100/- each;

with such rights, preferences, privileges and restrictions as are specified in these Articles. The Company shall with the authority of a special resolution and the consent of the Class A Preference Shareholder, also have the right and power to increase, reduce, reorganize, consolidate or subdivide the share capital in respect of the Ordinary Shares and Preference Shares on such terms and conditions as the Members of the Company (including the Class A Preference Shareholder) may deem appropriate from time to time in accordance with the law.

**The following shall stand inserted as Articles 17-A, 17-B and 17-C in the Articles of Association of the Company:**

**17-A Issue of Preference Shares:**

(a) Subject to the provisions of Articles 4, 16, 17-B, 17-C and 36-A, the Company may issue the Preference Shares (including any Dividend Shares issued from time to time as specie dividend) to a Preferred Shareholders in terms of these Articles.

(b) Subject to the proviso of Section 86(1) of the Ordinance, the Preference Shares (including any Dividend Shares issued from time to time as specie dividend) may be issued by the Company without a rights offering, to such persons as it shall think fit from time to time.

(c) Class A Preference Shares shall only be issued to the Class A Preference Shareholder and no Class A Preference Shares shall be issued to any person or party till such time as all Class A Preference Shareholders have provided their consent and approval in respect of the same.

(d) A Preferred Shareholder, by virtue of being a Member of the Company, shall be entitled to receive notices of general meeting(s) and attend such general meeting(s), provided however, that a Preferred Shareholder shall have no voting rights at general meetings of the Company.

(e) In the event of any inconsistency between the provisions of this Articles 4, 16, 17-A, 17-B, 17-C and 36-A and any other Articles contained herein, provisions of Articles 4, 16, 17-A, 17-B, 17-C and 36-A shall prevail.

**17-B - Conversion of Preference Shares:**

The Preference Shares (including any Dividend Shares issued from time to time as specie dividend) issued to Preferred Shareholders pursuant to Articles 4, 16, 17-A and 36-A shall be convertible into Ordinary Shares of the Company, subject to the following terms and conditions:

(a) A Preferred Shareholder shall at its complete discretion have the option for Conversion of any or all of the Preference Shares (including any Dividend Shares issued by the Company issued from time to time as specie dividend) into Ordinary Shares based on the Conversion Ratio, during the Optional Conversion Period ("**Conversion Option**"). The Conversion Option shall be subject to the following terms and conditions:

[1] ~~Please refer to our comment above on the authorised capital.~~

(i) a Conversion Notice may only be issued by a Preferred Shareholder for exercising the Conversion Option during the Optional Conversion Period.

(ii) within thirty (30) days of the issuance of the Conversion Notice by a Preferred Shareholder informing the Company of the Exercise of the Conversion Option, the Company shall issue Ordinary Shares in respect of the Conversion ("**Conversion Date**"). The Conversion Notice once issued shall be revocable at the sole discretion of a Preferred Shareholders anytime time before the Conversion Date.

(iii) the number of Ordinary Shares to be allotted and issued by the Company as a result of Conversion shall be determined by multiplying the number of Preference Shares (including any Dividend Shares issued by the Company issued from time to time as specie dividend) to be converted by the Conversion Ratio. The Ordinary Shares to be issued on the basis of the Conversion Ratio shall be issued and allotted on the applicable Conversion Date.

(iv) upon issuance of Ordinary Shares as a result of Conversion, such Ordinary Shares shall in all respect rank pari passu with Ordinary Shares already existing, issued and allotted.

(v) no fractional Ordinary Shares shall be issued upon Conversion, instead of fractional Ordinary Shares, which would otherwise be issued upon Conversion, the Company shall pay cash to the Preferred Shareholder in respect of their fractional interest.

(vi) Preference Shares (including any Dividend Shares issued by the Company issued from time to time as specie dividend) Converted pursuant to this Article shall not be resold and shall stand cancelled forthwith.

(b) If any time during the Optional Conversion Period, the Company effects or undertakes any Dilutive Issuances, then the Conversion Ratio shall be adjusted in such a manner so as to ensure that a Preferred Shareholder is in the same position as regards the percentage of the total issued share capital of the Company which a Preferred Shareholder would have been entitled to prior to Company effecting the Dilutive Issuance. For the purposes of computing the quantum of the adjustment, the determination of the external auditors of the Company shall be binding whose expense shall be borne solely by the Company (hereinafter referred to as "**Conversion Adjustments**"). It is clarified that such external auditors engaged for the purposes of computing the Conversion Adjustments shall act as experts and not as arbitrators.

(c) Notwithstanding anything contained in this Article 17-B, no Class B Preference Shareholder shall be entitled to exercise the Conversion Option during the Optional Conversion Period, till such time as prior written notification in respect of the proposed conversion has been given to the Class A Preference Shareholder.

**17-C – Mandatory Conversion of Preference Shares:**

If prior the Mandatory Conversion Date, a Preferred Shareholder has not Exercised the Conversion Option, then to the extent not Exercised, the remaining Preference Shares held by a Preferred Shareholder shall be mandatorily converted into Ordinary Shares ("**Mandatory Conversion**") on the Mandatory Conversion Date. The Mandatory Conversion will be on the following terms and conditions:

(a) the Company shall within [•] calendar days of the Mandatory Conversion Date issue Ordinary Shares in respect of the Mandatory Conversion.

(b) the number of Ordinary Shares to be allotted and issued by the Company as a result of Mandatory Conversion shall be determined by multiplying the number of Preference Shares (including any Dividend Shares issued by the Company issued from time to time as specie dividend) to be converted by the Conversion Ratio subject to Conversion Adjustments.

(c) upon issuance of Ordinary Shares as a result of Mandatory Conversion, such Ordinary Shares shall in all respect rank pari passu with Ordinary Shares already existing, issued and allotted.

(d) no fractional Ordinary Shares shall be issued upon Mandatory Conversion, instead of fractional Ordinary Shares, which would otherwise be issued upon Mandatory Conversion, the Company shall pay cash to the holders of Preference Shares in respect of their fractional interest.

(e) Preference Shares (including any Dividend Shares issued by the Company issued from time to time as specie dividend) Converted pursuant to this Article shall not be resold and shall stand cancelled forthwith.

**<u>The following shall stand inserted as Article 18 – A in the Articles:</u>**

**18-A Shareholders Right to New Shares:**

Subject to the provisions of Section 36-A(g), any new shares shall, before issue, be offered to such persons as of the date of the offer are entitled to receive notices from the Company of General Meetings in proportion to the amount of existing shares to which they are entitled. The offer shall be made by notice specifying the number of shares offered, and limiting a time within which the offer, if not accepted, will be deemed to have been declined, and after the expiration of that time, or on the receipt of an intimation from the person to whom the offer is made that he declines to accept the shares offered, the Directors, subject to the provisions of these Articles, dispose of the same in such manner as they think most beneficial to the Company in terms of Section 86(7) of the Ordinance.

**<u>The following shall stand inserted as Article 36-A in the Articles:</u>**

**36 – A Rights of Preferred Shareholder**

Subject to the provisions of the Ordinance, a Preferred Shareholders shall have the following rights:

(a) A Preferred Shareholder shall be entitled to specie dividends in the form of Dividend Shares, in priority over any dividends declared on Ordinary Shares. The dividends payable to a Preferred Shareholder shall be paid as specie dividend in the form of Company issuing to the Preferred Shareholders the Dividend Shares on each Dividend Shares Date at the rate which is the higher of (i) 5.9% per annum on the of each Preference Share (including any Dividend Shares issued by the Company from time to time as specie dividend); or (ii) the dividends declared by the Directors and the Company for Ordinary Shareholders. It is clarified that no cash dividend will be payable on the Preference Shares (including any Dividend Shares issued by the Company from time to time as specie dividend) and all dividends to be declared in respect of the Preference Shares (including any Dividend Shares issued by the Company from time to time as specie dividend) shall only be paid as a specie dividend in the form of Dividend Shares.

(b) Dividends to Preferred Shareholders shall be paid as specie dividend in the form of Dividend Shares to be issued by the Company on each Dividend Shares Date only out of Distributable Profits of the Company, as calculated in terms of generally accepted accounting principles applicable under the applicable law and the Company's accounting policies.

(c) If on any Dividend Shares Date, distributable profits are not sufficient for payment of dividends (as specie dividend in the form of Dividend Shares) to a Preferred Shareholder at the rate of 5.9% per annum (in the manner contemplated herein), then so much of the profits as are available for distribution shall be distributed and the Company shall issue Dividend Shares and unpaid dividends shall be accumulated and shall be paid as specie dividend by issuance of Dividend Shares to a Preferred Shareholder on the next Dividend Shares Date. Any further issuance of Preference Shares (including Dividend Shares issued on the Dividend Shares Date) shall result in the issuance of the same class of shares to a Preferred Shareholder as such Preferred Shareholder held prior to the date of further issuance of the Preference Shares. For avoidance of doubt, it is clarified that notwithstanding the fact that dividends (except for the first dividend) will be paid by issuance of the Dividend Shares on each semi-annual date, the Company shall ensure that the dividend paid as specie dividend by issuance of the Dividend Shares to a Preferred Shareholder on each Dividend Shares Date is in accordance with the rate of dividend specified in these Articles.

(d) No dividend shall be declared or paid (by issuance of the Dividend Shares) in any Financial Year to Ordinary Shareholders out of revenue reserves, till such time as all unpaid accumulated dividends payable to a Preferred Shareholder have been paid by issuance of Dividend Shares. If the Company has distributable profits at the end of any Financial Year, such distributable profits will be mandatorily utilized for the purposes of issuing the Dividend Shares.

(e) A Preferred Shareholders on winding up shall have the first right, before the Ordinary Shareholders over the assets of the Company, limited to the nominal value of the shares held by a Preferred Shareholders, plus dividend unpaid (or cumulative dividend if applicable) reduced by the amounts already redeemed, if any, prior to winding-up.

(f) The Class A Preference Shareholder, shall be allowed to freely trade and transfer the Preference Shares (either in part or completely), subject to any restrictions as set out in these Articles and/or the Ordinance. However, the Class B Preference Shareholder shall not be allowed or authorized to transfer the Class B Preference Shares without the prior approval and consent of the Class A Preference Shareholder.

(g) In the event a Class A Preference Shareholder exercises the Conversion Option in respect of any and all of the Preference Shares (including any Dividend Shares issued by the Company from time to time as specie dividend), then the Class B Preference Shareholder shall be obligated and required to convert its Class B Preference Shares (including any Dividend Shares issued by the Company from time to time as specie dividend) to such extent as the Class A Preference Shareholder has converted, provided however, in the event the Class B Preference Shareholder exercises the Conversion Option in respect of the Class B Preference Shares (including any Dividend Shares issued by the Company from time to time as specie dividend), the Class A Preference Shareholder shall not be obligated or required to convert the Class A Preference Shares.

(h) Following the first issue and allotment of the Class A Preference Shares, where the Directors decide to increase the Capital by issuance of either Ordinary Shares or Preference Shares (excluding the issuance of the Dividend Shares), then such further shares of the Company, shall be offered to all Members of the Company (including the Class A Preference Shareholder) in proportion to their existing shareholding in the Capital of the Company. In addition to the right of the Class A Preference Shareholder to be offered any new shares proposed to be issued by the Company, where any shares forming part of the new share issue are not subscribed to by the existing Members of the Company ("**Declined Shares**"), then the Board shall offer such Declined Shares to the Class A Preference Shareholder prior to offering the same to any other third person or party in exercise of the powers of the Directors under Section 86(7) of the Ordinance.

**The following shall stand inserted as Article 36-B in the Articles:**

**36 - B Variation in Rights:**

The rights attached to either class of Shares may only be varied, modified or abrogated in the manner provided by the Ordinance and these Articles: (a) with the prior consent in writing of the Class A Preference Shareholder; and (b) by way of a Special Resolution passed at a general meeting of the holders of that class and all provisions hereinafter contained as to general meetings shall *mutatis mutandis* apply to every such meeting.

**Article 77 of the Articles shall be deleted in its entirety and replaced with the following:**

**Article 77 - Declaration of Dividends**:

The Company in general meeting may declare a dividend to be paid to the Registered holders of Ordinary Shares and Preference Shares but the dividend declared shall not exceed the dividend recommended by the Directors. The Company in general meeting may, however, declare a similar dividend, provided that the Board may from time to time make specific rules in respect of issuance of and/or dividend to pay out in respect of Preference Shares (by issuance of Dividend Shares) and for carrying out the full intent thereof and shall be empowered to do all reasonable acts necessary therefore provided however, that such rules do not violate any of these Articles and/or the Ordinance.

**The following shall stand inserted as Article 77-A to the Articles:**

Worldcall Telecom Limited an Omantel Company

Oman Telecommunications Company (S.A.O.G) Finance Unit CR 1640747

**77- A Payment of Dividends:**

Subject to Article 36-A, no dividends shall be paid otherwise than out of profits of the year or any other undistributed profits.

**<u>The following shall stand inserted as Article 79-A in the Articles:</u>**

**79 – A Class A Preference Shareholder's Consent:**

Notwithstanding anything else contained in these Articles, the Company shall obtain prior written consent from the Class A Preference Shareholder before declaring any dividends for Ordinary Shareholders.

## SCHEDULE 2 DATA ROOM INFORMATION

THE DATA ROOM INFORMATION SHALL BE AS PER THE COMPACT DISC ATTACHED TO THIS AGREEMENT.


FINANCE UNIT
CR 1640747

## SCHEDULE 3 FORM OF OMANTEL SUBSCRIPTION NOTICE

[ON THE LETTERHEAD OF THE COMPANY]

[date]

[please insert address for Omantel]

**Attention:** [•]

**Re: Omantel Subscription Notice**

Dear Sir / Madam:

We write with reference to the Subscription and Shareholders Agreement dated [•] ("**Agreement**") entered into between Oman Telecommunications Company (S.A.O.G) ("**Omantel**"), Habib Bank Limited, Bahrain Branch ("**Investor**") and Worldcall Telecom Limited ("**Company**").

In terms of the Agreement, Omantel had agreed to subscribe for the Omantel Preference Shares and make payment of the Omantel Subscription Amount, subject to receipt of written confirmation from the Company that the Omantel Conditions (as specified in Section 3.1 of the Agreement) have been satisfied.

In accordance with the provisions of the Agreement, the Company hereby confirms that the Company has duly complied with the Omantel Conditions and attaches herewith the requisite documentary evidence confirming the same.

On the basis of the above, Omantel is hereby requested to subscribe for the Omantel Preference Shares and disburse the Omantel Subscription Amount for credit to the Company in the following account (being the Subscription Receipt Amount):

[*please insert details of the account*]

All capitalized terms used in this Omantel Subscription Notice and not specifically defined herein shall have the same meaning as ascribed thereto in the Agreement.

Yours truly,

Enclosed:

[please insert list of all documents]

## SCHEDULE 4 FORM OF INVESTOR SUBSCRIPTION NOTICE

[ON THE LETTERHEAD OF THE COMPANY]

[date]

[please insert address for Investor]

**Attention:** [•]

**Re: Investor Subscription Notice**

Dear Sir / Madam:

We write with reference to the Subscription and Shareholders Agreement dated [•] ("**Agreement**") entered into between Oman Telecommunications Company (S.A.O.G) ("**Omantel**"), Habib Bank Limited, Bahrain Branch ("**Investor**") and Worldcall Telecom Limited ("**Company**").

In terms of the Agreement, the Investor has agreed to subscribe for the Investor Preference Shares and make payment of the Investor Subscription Amount, subject to receipt of written confirmation from the Company that the Investor Conditions (as specified in Section 3.2 of the Agreement), including the subscription by Omantel of the Omantel Preference Shares, have been satisfied.

In accordance with the provisions of the Agreement, the Company hereby confirms that the Company has duly complied with the Investor Conditions and attaches herewith the requisite documentary evidence confirming the same.

On the basis of the above, the Investor is hereby requested to subscribe for the Investor Preference Shares and disburse the Investor Subscription Amount for credit to the Company in the following account (being the Subscription Receipt Amount):

[*please insert details of the account*]

All capitalized terms used in this Investor Subscription Notice and not specifically defined herein shall have the same meaning as ascribed thereto in the Agreement.

Yours truly,

Enclosed:

[please insert list of all documents]

## SCHEDULE 5 LIST OF EXISTING INDEBTEDNESS

| S.No. | Name of Bank / Financial Institution | Type of Facility | Approved Limits | Outstanding Amounts |
|---|---|---|---|---|
| 1. | Askari Bank Limited – Offshore Banking Unit Bahrain (This facility is secured by a standby letter of credit issued by National Bank of Oman against a Corporate Guarantee of Omantel) | Syndicated Term Finance | US$ 35,000,000/- | US$ 34,500,000/- |
| 2. | IGI Investment Bank Limited (as Trustee for TFC Certificate Holders) | Term Finance Certificate Issue | PKR 1,643,730,905/- | PKR 1,643,730,905/- |
| 3. | Askari Bank Limited | Running Finance Facility | PKR 400,000,000/- | PKR 394,198,405/- |
| 4. | Askari Bank Limited | Letter of Guarantee | PKR 495,000,000/- | PKR 495,000,000/- |
| 5. | Askari Bank Limited | Letter of Guarantee (against cash margin) | PKR 50,000,000/- | PKR 20,617,085/- |
| 6. | Standard Chartered Bank Pakistan Limited | Running Finance Facility | PKR 50,000,000/- | PKR 49,748,028/- |
| 7. | Standard Chartered Bank Pakistan Limited | Short Term against Letter of Credit | One Off | PKR 15,475,000/- |
| 8. | Standard Chartered Bank Pakistan Limited | Letter of Credit (Sight / Usance) | PKR 90,000,000/- | - |
| 9. | Soneri Bank Limited | Short Term | PKR 68,546,000/- | PKR 68,546,000/- |
| 10. | Soneri Bank Limited | Letter of Credit Sight | PKR 300,000,000/- | - |
| 11. | Soneri Bank Limited | Letter of Credit Usance (Sub limit of Letter of Credit) | (PKR 300,000,000/-) | PKR 38,000,000/- |
| 12. | Soneri Bank Limited | Letter of Guarantee | PKR 200,000,000/- | PKR 201,032,546/- |
| 13. | Soneri Bank Limited | Letter of Guarantee | PKR 196,867,740/- | PKR 196,867,740/- |
| 14. | Allied Bank Limited | Running Finance | PKR 248,000,000/- | PKR 246,879,176/- |
| 15. | Allied Bank Limited | Letter of Guarantee (sub limit of Running Finance) | (PKR 50,000,000/-) | - |
| 16. | Allied Bank Limited | Letter of Credit (Sight) | PKR 150,000,000/- | - |
| 17. | Allied Bank Limited | Letter of Credit Usance (sub limit of Letter of Credit Sight) | (PKR 150,000,000/-) | - |
| 18. | Standard Chartered Modaraba Limited | Lease Facility | PKR 50,123,342/- | PKR 50,123,342/- |
| 19. | Habib Bank Limited | Lease Facility | PKR 30,518,214/- | PKR 30,518,214/- |
| 20. | Habib Bank Limited | Bridge Finance | PKR 708,000,000/- | PKR 708,000,000/- |
| 21. | Orix Leasing Pakistan Ltd | Lease Facility | PKR 12,325,643/- | PKR 12,325,643/- |
| 22. | KASB Bank Limited | Running Finance | PKR 100,000,000/- | PKR 99,889,611/- |
| 23. | KASB Bank Limited | Letter of Credit (Usance) | PKR 100,000,000/- | |
| 24. | KASB Bank Limited | Letter of Guarantee | PKR 300,000,000/- | PKR 299,855,597/- |
| 25. | KASB Bank Limited | Letter of Credit Usance (sub limit of Letter of Guarantee) | (PKR 100,000,000/-) | - |
| 26. | KASB Bank Limited | Demand Finance | PKR 57,500,000/- | PKR 57,500,000/- |

Worldcall Telecom Limited an Omantel Company

وحدة المالية FINANCE UNIT Omantel CR 1040747 Oman Telecommunications Company

## SCHEDULE 6 DEED OF ADHERENCE

This **DEED OF ADHERENCE**, is executed at [•] on this the [•] day of [•], 20[•] ("**Deed**")

**BY AND AMONGST**

1. **OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)** a company incorporated under the laws of Sultanate of Oman and having its registered office at PO Box 789, PC112, Ruwi, Sultanate of Oman (hereinafter referred to as the "**Omantel**", which expression shall, where the context so permits, be deemed to mean and include its successors-in-interest and assigns);

2. **HABIB BANK LIMITED, BAHRAIN BRANCH** a banking company incorporated under the laws of Pakistan acting through its Wholesale Bank Branch located at Office No 146, Bab Al Bahrain Building No 150, Road 1507, Block No 315. PO. Box 566, Manama, Bahrain (hereinafter referred to as the "**Investor**", which expression shall, where the context so permits, be deemed to mean and include its successors-in-interest and assigns);

3. **WORLDCALL TELECOM LIMITED**, a public listed company incorporated under the laws of Pakistan having its registered office located at 67-A, C/III Gulberg III, Lahore, Pakistan (hereinafter referred to as the "**Company**", which expression shall, where the context so permits, be deemed to mean and include its successors-in-interest and assigns); and

4. [•] (hereinafter referred to as the "**New Shareholder**", which expression shall, where the context so permits, be deemed to mean and include its successors-in-interests and assigns).

(Omantel and the Investor are hereinafter collectively referred to as the "**Shareholders**" and the parties listed from 1 to 4 above are hereinafter collectively referred to as the "**Parties**")

## RECITALS

a. Omantel, the Investor and the Company entered into the Subscription and Shareholders Agreement dated [•] ("**Agreement**"), by which the Shareholders agreed provisions relating to the ownership, governance and conduct of business of the Company.

b. The New Shareholder has agreed to acquire [•] Company Shares and [•] Preference Shares (collectively the "**Shares**") of the Company from [*PLEASE INSERT NAME OF TRANSFERRING SHAREHOLDER*] ("**Transferor**").

c. It is a condition precedent to the transfer of the Shares to the New Shareholder that the New Shareholder adheres to the terms and conditions of the Agreement.

d. In view of the above, the Parties are entering into this Deed.

**NOW THEREFORE**, it is hereby agreed as follows:

1. **DEFINITIONS AND INTERPRETATION**

1.1 **Definitions**

In this Deed (including the Recitals hereto), unless the subject or context otherwise requires, the following words and phrases have the meanings set out below:

"**Shares**" is defined in the Recitals;

"**Transfer Date**" is defined in Clause 3 (*Undertakings of the New Shareholder*); and

"**Transferor**" is defined in the Recitals.

All other capitalised terms used in this Deed and not specifically defined herein shall have the same meaning as ascribed thereto in the Agreement.

1.2 **Interpretation**

The provisions of Section 1.2 of the Agreement shall apply to this Deed *mutatis mutandis*.

2. **REPRESENTATIONS AND WARRANTIES**

2.1 The New Shareholder represents and warrants to each of the other parties as follows:

(a) it is a [company] duly established and existing under the laws of the jurisdiction stated above and has the power and authority to own its assets and to conduct the business which it conducts and/or proposes to conduct;

(b) it has the power to enter into this Deed, to exercise its rights and perform and comply with its obligations under this Deed and to act as a Shareholder of the Company;

(c) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of necessary consents) in order:

(d) its entry into, exercise of its rights under and/or performance of or compliance with its obligations under this Deed and the Agreement and its purchase of the Shares do not and shall not:

(i) to enable it lawfully to enter into, exercise its rights under and perform and comply with its obligations under this Deed and the Agreement, are valid, legally binding and enforceable; and

(ii) to make this Deed and the Agreement admissible in evidence in the courts of the jurisdiction in which the New Shareholder is incorporated have been taken, fulfilled and done;

(e) violate or exceed any restriction imposed by (i) any laws and regulations binding on it or to which it is subject, or (ii) its memorandum and articles of association or other constitutional documents, as the case may be; or

(f) violate any agreement to which it is a party which is binding on its assets; and

(g) its obligations under this Deed and the Agreement are valid, binding and enforceable.

3. **UNDERTAKINGS OF THE NEW SHAREHOLDER**

The New Shareholder undertakes to each other party to this Deed that it shall, with effect from the time of completion of the transfer of the Shares to it (the "**Transfer Date**"), assume, perform and comply with each of the obligations of a Shareholder under the Agreement as if it had been a party to the Agreement at the date of execution thereof.

4. **RIGHTS OF THE NEW SHAREHOLDER**

The Parties hereto (other than the New Shareholder) agree that there shall be accorded to the New Shareholder, with effect from the Transfer Date, all the rights conferred by the Agreement on Shareholders with respect to the Shares as if the New Shareholder had been a party to the Agreement at the date of execution thereof except for Article 9 (*Management of the Company, Voting Arrangements and Business Decisions*), Article 12 (*Restriction and Transferability of Company Shares*), Article 13 (*Encumbrances/Liens*) and Article 16 (*Investor Consent Matters*).

5. **NOTICES**

The address and facsimile number designated by the New Shareholder for the purposes of Section [•] (*Notices*) of the Agreement are as follows:

Address: [•]

Fax: [•]

For the attention of: [•]

## 6. ASSIGNMENT AND TRANSFER

The parties hereto acknowledge and agree that, save as provided in the Agreement, no party shall have any right to assign, transfer or in any way dispose of the benefit (or any part thereof) or the burden (or any part thereof) of this Deed without the prior written consent of the other parties.

## 7. GENERAL PROVISIONS

The provisions of Article [●] (*General*) of the Agreement shall apply *mutatis mutandis* to this Deed as if set out in full in this Deed.

IN WITNESS whereof this Deed has been entered into the calendar day and year first before written.
[***Insert appropriate Deed execution blocks***]

The following are the disclosures to be made by the Company in respect of the representations and warranties provided by the Company under Section 4.3 (*Representations and Warranties of the Company to the Investor*):

## 1. SECTION 4.3.1.(L)(II) MAJOR AGREEMENTS

The Company has undertaken an agreement with Huawei International of USD 9,300,000/- for implementation and installation of civil works and optical fiber cable (OFC) plant in Islamabad on a turnkey basis. The approximate route lengths of Civil Works and Optic Fiber Cable installation is 500 KM, including a transmission one (1) ring network and six (6) exchange distribution sections..

As per the Contract Company is in the process of arranging Advance Payment Guarantee of US$ 2.5 million from a financial institution.

## 2. SECTION 4.3.1 (S) – RELATED PARTY TRANSACTIONS

| DESCRIPTIONS | AMOUNT (MILLION) | REMARKS |
|---|---|---|
| | | |
| Trade Payables-Omantel As at January 31, 2012 | USD 17.5 | This represents payable to Omantel against the traffic terminated on Omantel. Company is doing normal course of business with Omantel. |
| Management Fee - Omantel | USD 10,675,000 (over 7 years) | Management fee in return for providing guarantee under Askari debt facility and Put Option as disclosed during Investor due diligence. |
| Advance-Pace Pakistan | PKR 136 | This represents advance paid to Pace Pakistan Limited against purchase of two floors in Pace Towers. Total value of floors is Rs 320 million |

## 3. SECTION 4.3.1 (M) – TAX EXPOSURE

The Company has no additional tax exposure other than those identified in the Due Diligence Report and the Data Room provided to the Investor. The summary of such tax exposure is as follows:

| Tax Matters | | Note Reference |
|---|---|---|
| Apportionment of Input Tax on account of International Termination | | (a) |
| FED on APC | | (b) |
| Withholding Tax for the period 2006 | | (c) |
| Short Provisioning | | (d) |
| Deferred Tax | | (e) |
| Default Surcharge/penalty for late fillings/payments | | (f) |

(a) An amount of PKR. 352 Million on account of Input Tax Apportionment mainly related to International Termination. The Company is apportioning according to the industry practice and of the view that International Termination is export related activity so its input tax should be treated as zero rated rather exempt. **It needs to be emphasized that there is no deviation in the industry from this practice including Worldcall.**

(b) Company does not charge Federal Excise Duty (FED) on Access Promotion Contribution (APC) charges as the LDI operators is just a call carrier where it collects call from international operators and deliver the same to the local loop operators. Similarly operators also do not charge FED on International calls carried by them which is evident from their billing. Company has been in business since 2004 and no such charge has been practiced by other operators so far. **It needs to be emphasized that there is no deviation in the industry from this practice including Worldcall.**

(c) Tax authorities have raised a tax demand of PKR 113,000,000/-. The demand was calculated simply by reviewing the balance sheet and profit and loss account without verifying the actual data. This amount includes the surcharge portion as well and the matter is at Appellate Level. The maximum exposure involve is PKR 40,000,000/-. Company is confident that the decision will be made in its favour due to wrong assessment/view of Assessing Officer (FBR) and the net exposure would be zero.

(d) There is a short provisioning of tax of PKR 161,000,000/- related to prior years. PKR 48,000,000/- has been exhausted till Dec 2011; this will be adjusted in next years' return. However, rest is still available which will be adjusted against the current and future profits. There is no cash outflow would result in adjusting of the above as PKR 10,850,000,000/- billion carried forward tax losses are available to the Company.

(e) This represents the deferred tax liability of PKR 121,000,000/- on the outstanding tax losses due to non-finalization of the assessments. Company has filed appeals in the different tax forums to claim the tax relief as precedents of the same are available. Moreover, no cash out flow would arise as company holds significant tax losses.

(f) This represents the liability of PKR 5,200,000/- comprises on default surcharge & penalty payable due to late fillings/payments of sales tax and withholding tax.

## SCHEDULE 8 FORM OF PUT OPTION AGREEMENT

This **PUT OPTION AGREEMENT** (“**Agreement**”) is entered into at __________ on this the ____ day of ____________, 2013.

**BY AND BETWEEN**

**OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)**, a company incorporated under the laws of the Sultanate of Oman and having its registered office at PO Box 789, PC112, Ruwi, Sultanate of Oman (hereinafter referred to as the “**Grantor**”, which expression shall, where the context so permits, be deemed to mean and include its successors-in-interest and assigns);

**AND**

**HABIB BANK LIMITED, BAHRAIN BRANCH**, a banking company incorporated under the laws of Pakistan through its Wholesale Bank Branch located at Office No 146, Bab Al Bahrain Building No 150, Road 1507, Block No 315, PO. Box 566, Manama, Bahrain (hereinafter referred to as the “**Option Holder**”, which expression shall, where the context so permits, be deemed to mean and include its successors-in-interest and assigns);

(the Grantor and the Option Holder shall hereinafter collectively be referred to as the “**Parties**” and individually as a “**Party**”)

### RECITALS

(g) The Grantor is the legal and beneficial owner of 56.8% of the Shares of the Company (as defined below).

(h) In order to raise financing for the purposes of retiring the existing indebtedness of the Company and for meeting its capital expenditure costs, the Company is proposing to issue the Preference Shares (as defined below).

(i) The Grantor being the majority shareholder of the Company has agreed to pay and subscribe for certain Preference Shares and both the Grantor and the Company have requested the Option Holder to invest in the Preference Shares being issued by the Company by subscribing for the Investor Preference Shares (as defined below). The Option Holder has agreed to subscribe and pay for the Investor Preference Shares subject to and in accordance with the terms of the Subscription and Shareholders Agreement (as defined below).

(j) As a condition to the subscription of the Investor Preference Shares, the Grantor is required to grant a put option to the Option Holder, in terms whereof the Option Holder shall have the option to require the Grantor to acquire all or part of the Put Shares (as defined below).

(k) The Grantor has agreed to grant to the Option Holder a put option in relation to the Put Shares, which shall be exercisable by the Option Holder, at its discretion, subject to and in accordance with the terms of this Agreement.

(l) The Parties are entering into this Agreement for the purposes of setting out the terms and conditions on the basis of which the Put Option being granted to the Option Holder will be governed.

**NOW, THEREFORE**, the Parties hereby agree as follows:

### ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1 **Definitions**

In this Agreement, unless the context requires otherwise, all capitalised terms shall have the following meanings:

“**Affiliate**” means, in relation to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this

definition, "control" (including "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise;

"**Agreed Form**" means any agreement, contract, document, assurance or writing executed by the Parties, which in form and substance is agreed to by the Parties;

"**Agreement**" is defined in the Preamble;

"**Authority**" means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity governing the Parties;

"**Business Day**" means a day on which banks are open for business in Oman and Bahrain for the transaction of general business;

"**Company**" means Worldcall Telecom Limited, a listed company incorporated under the laws of the Islamic Republic of Pakistan and having its registered office at 67-A, C/III Gulberg III, Lahore, Pakistan;

"**CCP**" means the Competition Commission of Pakistan;

"**CDC**" means the Central Depository Company of Pakistan Limited;

"**Charter**" means the constitutive documents / articles of association of the Grantor;

"**Conditions Precedent**" means each of the following:

(a) the Board of Directors of the Grantor have approved the entry of the Grantor into this Agreement and the acquisition of the Put Shares hereunder;

(b) CCP having permitted the Grantor to acquire the Put Shares pursuant to this Agreement;

(c) PTA having allowed the Grantor to increase its shareholding in the Company after acquisition of the Put Shares;

(d) letter issued by the external auditors of the Grantor confirming the disclosure of this Agreement and the obligations of the Grantor hereunder in the financial statements and accounts of the Grantor;

(e) such other consents or approvals as may be required for the Put Completion;

"**Dividend Shares**" means the Preference Shares having a face value of USD 100/- each to be issued as dividend (including in respect of accumulated dividends) to the Preference Shares Investors as specie dividends in accordance with the dividend rate specified in the Articles of the Company;

"**Encumbrance**" shall mean any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker's lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

"**Financial Indebtedness**" means any obligation, whether present or future, actual or contingent, to pay or deliver any moneys under or in respect of any financial accommodation, facility or arrangement granted to the Grantor including, without limitation, in respect of any of the following:

(a) moneys borrowed or raised by the Grantor including, without limitation, any finances or loans granted from time to time;

(b) a guarantee, indemnity, letter of credit, performance bond, or legally enforceable undertaking or obligation:

(i) to pay or provide funds (including by the purchase of property) in, or to enable payment or discharge of;

(ii) to indemnify against the consequences of default in payment of; or

(iii) otherwise to be responsible for

any obligation or indebtedness, or the solvency or financial condition, of any other Person;

(c) bond, debenture, promissory note, redeemable securities, or bill of exchange (whether or not transferable or negotiable);

(d) lease, or license in respect of any of the assets (real and tangible) of the Grantor entered into primarily for the purpose of raising finance;

(e) hire purchase or deferred payment obligation for any of the assets acquired or service employed, by the Grantor;

(f) obligation under any swap or future or option contract; or

(g) central excise duty and other statutory levies payable by the Grantor to any Authority; or

(h) any arrangement which achieves the same or equivalent commercial effect as to any of the above;

"**Grantor**" is defined in the Preamble;

"**Grantor CDC Account**" means the investor account bearing account number 60791 maintained by the Grantor with CDC;

"**Independent Third Party**" means an independent third party appointed by the mutual agreement of the Parties for the purposes of Put Completion;

"**Investor Preference Shares**" means the 150,000 Preference Shares of the Company having a face value of US$ 100/- each being issued in favour of the Option Holder in terms of the Subscription and Shareholders Agreement and for avoidance of doubt shall include any Dividend Shares issued from time to time by the Company as specie dividend on the Investor Preference Shares;

"**Management Fee**" means an amount of US$ 10,657,000/- payable by the Company to the Grantor over a period of five (5) years commencing from the year 2012, in consideration of the Grantor having issued a corporate guarantee on behalf of the Company as security for certain Financial Indebtedness of the Company and other advisory services;

"**Mandatory Preference Share Conversion Date**" means the fifth (5th) anniversary of the Preference Share Issuance Date;

"**Market Event**" means an event (i) of breakdown or dislocation of the business in the relevant market due to war, insurrection, civil commotion, or any other serious or sustained financial, political or industrial disturbance; or (ii) whereby the basis of the stock exchange prices at the respective stock exchanges should undergo substantial changes through the occurrence of some unforeseen event or disruption;

"**Material Adverse Effect**" means a material adverse effect on:

(a) the Company and / or Grantor, their assets or properties;

(b) the Company's and / or the Grantor's business prospects or financial condition;

(c) the carrying on of the Company's and / or the Grantor's business or operations;

(d) the concessions, consents or prospects of the Company and the Grantor;

(e) the Company and / or its share price as quoted on the relevant stock exchanges, due to the occurrence of a Market Event;

(f) the Grantor and / or its share price as quoted on the relevant stock exchanges, due to the occurrence of a Market Event;

(f) the ability of the Company and / or the Grantor to comply with its obligations under this Agreement or under any other Transaction Document;

"**New Acquirer**" is defined in Section 7.11.2;

"**Option Holder**" is defined in the Preamble;

"**Option Holder Account**" means the account of the Option Holder wherein the Put Price for the Put Shares will be transferred by the Grantor on Put Completion;

"**Option Holder Account Operator**" means Habib Bank Limited, Stock Exchange Branch, being the entity designated by the Option Holder for the purposes of operating the Option Holder CDC Account;

"**Option Holder CDC Account**" means the account maintained by the Option Holder with CDC and notified to the Grantor;

"**Party**" or "**Parties**" is defined in the Preamble;

"**Person**" shall mean any individual, corporation, company, partnership, joint venture, association, trust, unincorporated organization or Government Authority;

"**Preference Shares**" means the 350,000 non-voting and convertible preference shares of the Company having a face value of US$100/- each issued in favour of the Option Holder and the Grantor and having the rights, preferences and privileges as provided in the Articles of Association of the Company and for avoidance of doubt shall include any Dividend Shares issued from time to time by the Company as specie dividend on the Preference Shares;

"**Preference Share Issuance Date**" means the date on which the Investor Preference Shares are legally and validly allotted to the Option Holder in accordance with the terms and conditions contained in the Subscription and Shareholders Agreement;

"**PTA**" means the Pakistan Telecommunications Authority;

"**Put Completion**" is defined in Section 3.2.5;

"**Put Notice**" is defined in Section 3.2.1;

"**Put Option**" is defined in Section 3.1.1;

"**Put Period**" means the period commencing from the earlier of:

(a) the date of occurrence of a Trigger Event; or

(b) the third ($3^{rd}$) anniversary of the Preference Shares Issuance Date;

and ending on the thirtieth ($30^{th}$) calendar day after the Mandatory Preference Shares Conversion Date;

"**Put Price**" means the price to be paid by the Grantor to the Option Holder in respect of the Put Shares, which Put Price shall be calculated in accordance with the formula provided in Schedule 1 (*Calculation of Put Price*);

"**Put Share Transfer Letter**" means the letter deposited by the Option Holder with the Independent Third Party on Put Completion containing instructions to the Option Holder Account Operator to transfer the Put Shares to the Grantor's CDC Account;

"**Put Shares**" means (a) the Investor Preference Shares (including any Dividend Shares issued from time to time to the Investor in its capacity as the holder of the Investor Preference Shares); or (b) any Shares issued to the Option Holder in right of or as a result of its interest in the Investor Preference Shares;

"**SECP**" shall mean the Securities and Exchange Commission of Pakistan;

"**Share(s)**" means the issued and paid up ordinary shares in the capital of the Company having a face value of PKR 10/- each;

"**Subscription and Shareholders Agreement**" means the agreement titled the "Subscription and Shareholders Agreement" dated [•], entered into between the Company, the Option Holder and the Grantor in respect of the issuance of the Preference Shares;

"**Taxes**" means any present or future taxes, withholding obligations, duties, levies and other charges of any nature whatsoever which may be levied by any Authority;

"**Transaction Documents**" means and includes:

(a) this Agreement;

(b) the Subscription and Shareholders Agreement;

(c) the Articles of Association of the Company;

(d) such other document / agreement which is agreed between the Option Holder to the Grantor to be a "Transaction Document";

"**Trigger Event**" means each of the events listed in Schedule 4 (*Trigger Events*).

1.2 **Interpretation**

1.2.1 Words importing the singular shall include the plural or vice versa.

1.2.2 Save where the contrary is indicated, any reference in the Agreement to:

(a) any Party shall be construed so as to include their respective successors and assigns from time to time;

(b) an Article, Section or Schedule shall be construed as a reference to a article, section, Schedule or annex to the Agreement;

(c) "Law" shall be construed as meaning any law (including statutory and common law), statute, constitution, decree, judgment, treaty, regulation, rule, by-law, order, other legislative measure, directive, requirement, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, local government, court or, statutory, regulatory or self-regulatory (or similar) body or Authority;

(d) a Schedule to this Agreement shall be integral part the Agreement;

(e) a statute, enactment or order shall be construed as a reference to such statute, enactment or order as the same may have been, or may from time to time be, amended or re-enacted

and all subsidiary legislation and other instrument made under or deriving validity therefrom.

1.3 **Business Day Adjustment**

1.3.1 If the day on which any act, matter or thing to be done under or pursuant to this Agreement is not a Business Day, that act, matter or thing shall be done no later than the immediate succeeding Business Day.

## ARTICLE 2 EFFECTIVENESS OF THE AGREEMENT

2.1 The Parties agree that the provisions of this Agreement shall take effect on the date the Option Holder and the Grantor appoint the Independent Third Party, which shall in no event be later than sixty (60) days from the date of execution of this Agreement or such other date as may be mutually agreed between the Parties.

2.2 Immediately upon appointment of the Independent Third Party within the time period prescribed in Section 2.1 above, the Grantor shall issue to the Option Holder, the letter in the form attached herewith as Schedule 2 (*Agreement Effectiveness Letter*) and the obligations contained herein shall become effective and binding on the Grantor and the Option Holder from the date of appointment of the Independent Third Party.

2.3 In the event the Parties fail to appoint the Independent Third Party within the time period prescribed under this Article 2 (*Effectiveness of this Agreement*), then this Agreement shall stand terminated automatically and the Option Holder shall not be obligated and / or required to subscribe and pay for the Investor Preference Shares under the Subscription and Shareholders Agreement.

## ARTICLE 3 PUT OPTION

3.1 **Put Option**

3.1.1 In consideration of the Option Holder subscribing for and making payment of the Investor Preference Shares to the Company, the Grantor hereby irrevocably and unconditionally grants to the Option Holder an option to require the Grantor to purchase any and all of the Put Shares from time to time during the Put Period, subject to and in accordance with this Agreement ("**Put Option**").

3.1.2 At any time during the Put Period, the Option Holder shall have the right to exercise the Put Option to sell all or any number of the Put Shares, and upon the exercise of the Put Option, the Grantor shall be bound to complete the purchase of all such Put Shares which are specified by the Option Holder in the Put Notice.

3.1.3 Each of the Trigger Events is several and independent from other Trigger Events and one Trigger Event shall not be limited by reference to another Trigger Event.

3.1.4 The Option Holder hereby agrees that in order to exercise the Put Option under this Agreement, the number of the Put Shares being sold to the Grantor upon exercise of the Put Option shall not be less than: (a) 10,000 Investor Preference Shares; or (b) the remaining Investor Preference Shares in case the shareholding of the Option Holder has fallen below 10,000 Investor Preference Shares.

3.2 **Exercise of Put Option**

3.2.1 At any time during the Put Period, the Option Holder may exercise the Put Option in respect of the Put Shares or any one of them by delivering to the Grantor a notice in writing ("**Put Notice**") informing the Grantor of:

(a) the intention of Option Holder to exercise the Put Option at any time during the Put Period;

(b) the number of Put Shares to be sold by the Option Holder on the Put Completion;

(c) the Put Price for the Put Shares;

(d) the Option Holder Account wherein the Put Price is required to be remitted by the Grantor; and

(e) the date, time and place where the Put Completion shall take place.

3.2.2 For avoidance of doubt it is clarified and the Grantor hereby acknowledges and agrees that the Put Price specified by the Option Holder in the Put Notice shall (save for manifest error) be final and binding on the Grantor and the Grantor shall not object and / or dispute the same.

3.2.3 A Put Notice, once given, may be withdrawn by the Option Holder on written notice to the Grantor at any time prior to the Put Completion.

3.2.4 The Grantor hereby acknowledges and represents that all Conditions Precedent will be obtained prior to the Preference Share Issuance Date. In this regard, the Grantor shall take all such steps and file such applications as may be required for satisfaction of the same. Without prejudice to any rights of the Parties hereunder, failure of the Grantor to satisfy the Conditions Precedent prior to the Preference Share Issuance Date shall constitute a fundamental breach of this Agreement.

3.2.5 The Grantor hereby undertakes and agrees that within fifteen (15) Business Days of the receipt of the Put Notice and on the date and time specified therein, the Grantor shall be irrevocably bound to purchase and the Option Holder shall be bound to sell the Put Shares specified in the Put Notice ("**Put Completion**").

3.3 **Put Completion**

3.3.1 The Parties agree that the Put Completion shall take place at a location specified in the Put Notice, and at Put Completion:

(a) the Option Holder shall deliver to the Independent Third Party the original copy of the Put Share Transfer Letter;

(b) upon receipt of the Put Share Transfer Letter, the Independent Third Party shall provide a written confirmation to the Grantor that it has received the original Put Share Transfer Letter and request the Grantor to transfer / remit the Put Price, in good and clear funds, to the Option Holder Account;

(c) the Grantor shall upon receipt of the confirmation from the Independent Third Party in accordance with Section 3.3.1(b) above, transfer the Put Price, in good and clear funds, to the Option Holder Account;

(d) upon receipt of the Put Price by the Option Holder in the Option Holder Account, the Option Holder shall notify the Independent Third Party of the receipt of such Put Price and request the Independent Third Party to deliver the original copy of the Put Share Transfer Letter to the Option Holder Account Operator for the purposes of electronically transferring the Put Shares from the Option Holder's CDC Account to the Grantor's CDC Account.

3.3.2 The Option Holder hereby confirms that the Put Shares to be transferred under this Agreement from time to time shall be sold by the Option Holder with full title guarantee free from all Encumbrances and together with all rights and benefits attached thereto on or after the date of the exercise of the Put Option.

3.3.3 Upon and after completion of the exercise of the Put Option the Option Holder shall, at the sole cost of the Grantor, assist the Grantor to do, execute and perform all such deeds, acts, documents and things as may be reasonably necessary or desirable to vest in the Grantor the exclusive legal and beneficial ownership of the Put Shares.

## ARTICLE 4 ADJUSTMENT OF PUT PRICE

If, while the Put Option is outstanding, the Company shall effect any sub-division, restructuring, consolidation, merger or reduction of its share capital or any purchase of its own Shares or any other variation in its paid up share capital, then the Put Price and/or the definition of Put Shares shall be adjusted such that the Parties are in no worse or no better commercial or economic position following revision/change in the Company's capital structure. In the case of any dispute as to the manner and quantum of adjustment the auditors of the Company (acting as experts and not arbitrators) shall determine the same at the request of either the Grantor or the Option Holder and at their joint expense. No fraction of a Share shall be transferred on any exercise of the Put Option.

## ARTICLE 5 REPRESENTATIONS AND WARRANTIES

5.1 The Grantor hereby represents, severally, to the Option Holder that as of the date of this Agreement:

(a) on entering into this Agreement and all times during the Put Period it has power to execute, deliver and perform its obligations under this Agreement and all necessary corporate shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

(b) it is a listed company duly incorporated and validly existing under the laws of Oman and has the corporate power and authority to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Agreement and any ancillary or related documents required in connection with the Agreement and/or the Put Option;

(c) has taken all corporate and regulatory actions to authorize the execution of this Agreement and performance of its obligations hereunder, and shall ensure that all corporate, regulatory and other actions shall during the subsistence of this Agreement continue in full force and effect;

(d) the Agreement and any ancillary or related documents required in connection with the Agreement and/or the Put Option to which it is a party has been, duly authorized and executed by it and constitute its valid and legally binding obligations enforceable in accordance with its terms;

(e) the execution and performance by the Grantor of any of its obligations under the Agreement and any ancillary or related documents required in connection with the Transaction Documents and/or the Put Option to which the Grantor is a party does not (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default, or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it is bound, (ii) violate any of the terms or provisions of is Charter; or (iii) violate any authorization, judgment, decree or order or any statute, law, rule or regulation applicable to it;

(f) it does not and nor do any of its properties enjoy any right of immunity from set-off, suit or execution with respect to its obligations under the Agreement and any ancillary or related documents required in connection with the Agreement and/or the Option;

(g) it is, and for so long as the Put Option granted hereunder remains outstanding will continue to be, in compliance with all relevant laws and regulations and the reporting requirements of Muscat Securities Market as amended;

5.2 The Grantor gives the warranties in Section 5.1 at the date of this Agreement and shall be deemed to repeat them immediately prior to each Put Completion by reference to the circumstances subsisting at that time.

## ARTICLE 6 DURATION OF THIS AGREEMENT

6.1 This Agreement shall terminate on the last date of the Put Period, if no Put Notice shall have been served on or prior to this date.

6.2 If any Put Notice shall have been served on or prior to the date mentioned in Section 6.1, this Agreement shall continue in force after such date until the fulfillment of the Parties' obligations hereunder (including the satisfaction of the Conditions Precedent and the Put Completion) in relation to such Put Notice whereupon this Agreement shall terminate.

6.3 The provisions of Section 3.2 (*Put Option*), Section 3.3 (*Put Completion*), Section 7.9 (*Confidentiality*), Section 7.10 (*Announcements*) and Section 7.18 (*Dispute Resolution and Governing Law*) shall survive any termination of this Agreement.

## ARTICLE 7 GENERAL PROVISIONS

7.1 **Grantor's Acknowledgements**

7.1.1 Except for the warranty provided in respect of the title of the Option Holder to the Put Shares, the Grantor hereby agrees and admits that the sale and transfer of the Put Shares under this Agreement is strictly on an "**AS IS WHERE IS**" basis and further that:

(a) the Option Holder has no obligation to inform the Grantor of any defect in any of the assets and properties of the Company (including, but by no means limited to, financial assets and products owned, utilized and/or developed by the Company or their Affiliates); and (b) has made no representation (express or implied) as to the value of the Put Shares and/or value of the Company's assets and properties; and

(b) the Option Holder has given no representation or warranty of any kind (express or implied) to the Grantor, except those specifically contemplated in this Agreement.

7.2 **Representations and Warranties of the Parties**

7.2.1 Each of the Parties hereby represent and warrant that:

(a) nothing contained in this Agreement shall be construed to create an exclusive contractual arrangement, association, trust partnership or joint venture or impose a trust or partnership or fiduciary duty, obligation or liability between the Parties other than provided in this Agreement or to create any duty, standard of care or liability to any third party;

(b) the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not

(i) violate any provision of the charter of such Party (where applicable);

(ii) other than as required under this Agreement, require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental Authority in such Party's country of organisation or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already duly obtained or made;

(iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, or other agreement to which such Party is a party or by which such Party is bound; or

(iv) violate any order, judgement or decree against, or binding upon, such Party or upon its respective securities, properties or businesses.

7.3 **Costs, Charges, Taxes And Fees**

Each Party shall be responsible for its own costs, charges, Taxes and fees incurred in relation to this Agreement, provided however all costs, charges, Taxes and fees incurred in the transfer of the Put Shares to the Grantor shall be borne by the Grantor.

7.4 **Tax**

All payments payable by the Grantor to the Option Holder in terms of this Agreement (including the Put Price) shall be made free and clear of Taxes of any nature whatsoever (other than taxes directly related to the income of the Option Holder). In the event the Grantor is required by operation of law or otherwise to deduct any Taxes on any amounts payable under this Agreement (including the Put Price), then such amounts Price shall be increased to such an extent so as to ensure that the Option Holder receive the full amount of the said amounts (including the Put Price) it would have received had such deductions not been made.

7.5 **Indemnity**

The Grantor hereby indemnifies and agrees to hold harmless the Option Holder and each of their affiliates and their respective officers, directors, employees, agents, advisors and representatives (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs and expenses (hereinafter collectively referred to as "Claim"), joint or several, that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Agreement except to the extent such Claim has resulted from such Indemnified Party's gross negligence or willful misconduct.

7.6 **Further Assurances**

The Parties hereto shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of this agreement into full force and effect.

7.7 **Entire Agreement**

This Agreement constitutes the entire agreement and understanding between the parties with respect to the matters dealt with in this Agreement and supersedes any other agreement, letters, correspondence (oral or written or expressed or implied) entered into prior to this Agreement in respect of the matters dealt with in this Agreement.

7.8 **Counterparts**

This Agreement may be executed in any number of counterparts or duplicates each of which shall be an original, but such counterparts or duplicates shall together constitute one and the same agreement.

7.9 **Confidentiality**

7.9.1 Each Party agrees that it shall treat all information concerning the other Parties which comes to its knowledge pursuant to this Agreement or any activities carried out pursuant to or in contemplation of entering into this Agreement, as confidential and shall not, except as hereinafter provided, disclose, use or permit the disclosure or use of such information for a period of 3 (three) years from the date of disclosure or the date of this Agreement, whichever is the later. For the purpose hereof "**Confidential Information**" shall include, but not be limited to, all business and technical information relating to accounts, finance, contractual arrangements or other dealings, transactions, affairs or property of the disclosing Party.

7.9.2 Any Party may disclose Confidential Information only to such of its employees and advisors who have a demonstrable need to know such information and who are informed of the confidential nature of such information and who agree to be bound by the terms of this Agreement as if a party hereto.

7.9.3 The restrictions referred to above shall not apply to any Confidential Information to the extent that such information:

(a) is in or comes into the public domain otherwise than as a result of any breach of this Agreement; or

(b) is expressly stated by the disclosing Party not to be subject to the obligation of confidentiality.

7.9.4 Nothing herein shall restrict any Party from disclosing any Confidential Information pursuant to a judicial or other lawful government order, but only to the extent of such order or as may be mutually agreed.

7.10 **Announcements**

The Parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter without the prior written approval of the other Parties.

7.11 **Assignment**

7.11.1 The Grantor shall not assign or transfer any part of its rights under this Agreement or delegate its performance under this Agreement without the prior approval of the Option Holder.

7.11.2 In the event the Option Holder at any time during the term of this Agreement, sells, transfers or disposes of the Investor Preference Shares or any part thereof to any Person ("**New Acquirer**"), then the Option Holder shall be freely authorized to assign its rights under this Agreement to such New Acquirer to the extent of the Investor Preference Shares sold / transferred by the Option Holder to the New Acquirer. Upon completion of the assignment of rights by the Option Holder under this Agreement to the New Acquirer:

(a) the Option Holder shall notify the Grantor of the assignment of the rights of the Option Holder to the New Acquirer, to the extent of the Investor Preference Shares transferred to the New Acquirer;

(b) the Grantor agrees and acknowledges that the New Acquirer shall, to the extent of the Investor Preference Shares assigned to it by the Option Holder, be able to exercise the Put Option in terms of this Agreement in the same manner as if the New Acquirer was an original party to this Agreement;

(c) the Grantor agrees and acknowledges that in the event only a certain portion of the Investor Preference Shares are transferred by the Option Holder to the New Acquirer, then both the New Acquirer and the Option Holder shall have an independent right to exercise the Put Option under this Agreement. It is clarified that the Grantor shall be irrevocably bound to acquire the Investor Preference Shares from both the Option Holder and the New Acquirer as and when a Put Notice is issued by them under this Agreement; and

(d) the Grantor agrees and undertakes to execute such agreements and documents as may be required by the Option Holder and the New Acquirer in respect of the assignment of the Option Holder under this Section 7.11 (*Assignment*).

Without prejudice to any rights of the Parties hereunder, failure of the Grantor to comply with the provisions of this Section 7.11 (*Assignment*) shall constitute a fundamental breach of this Agreement.

7.12 **General Covenant**

7.12.1 Every Party has entered into this agreement in good faith and shall give all such assistance and information to the other Parties and execute and do all such further acts, deeds, assurance and things as may be reasonably required so that full effect may be given to the terms and conditions of this Agreement.

7.12.2 The Grantor hereby confirms that it shall not demand payment of the Management Fee or any portion thereof from the Company for any financial year, till such time as the Dividend Shares have been issued and other payments have been paid by the Company in respect of the Preference Shares for such financial year and any previous financial year(s) in which the Dividend Shares and other amounts in respect of the Preference Shares were accrued and not paid. It is clarified,

that the provisions of this Section 7.12.2 shall not affect the right of the Grantor to accrue the Management Fee payable by the Company on its books of accounts.

7.13 **Invalidity and Severability**

The provisions contained in each Section and sub-Section of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

7.14 **Rights and Remedies**

The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies of the Parties provided at law, and no failure or delay in the exercise of any other right or remedy shall affect or impair any such right or remedy or the exercise of any other right or remedy.

7.15 **Notices**

Any notice, request or other communication to be given or made under this Agreement shall be in writing. Any such communication may be delivered by hand, airmail, facsimile or established courier service to the party's address specified in Schedule 2 (*Notice Details*) or at such other address as such party notifies to the other Parties from time to time, and will be effective upon receipt.

7.16 **Successors and Assigns**

The provisions of this Agreement shall be binding upon and inure for the benefit of the respective permitted assigns and successors in title of the Parties and their personal representatives, heirs and permitted assigns.

7.17 **Amendments and Waivers**

Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by all the Parties.

7.18 **Governing Law and Jurisdiction**

7.18.1 Any dispute arising in relation to or under this Agreement shall be subject to Arbitration in London under Rules of London Court of International Arbitration.

7.18.2 The place of arbitration shall be London, England and the language of arbitration proceedings shall be English.

7.18.3 This Agreement shall be governed by the laws of England and Wales. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with the laws of England and Wales.

D

**SIGNATURE PAGE**

**IN WITNESS WHEREOF**, the Parties have caused this Agreement to be executed by their duly authorised representatives as of the day, month and year first above written.

**AS THE GRANTOR**

For and on behalf of **OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)** through its authorised signatory

Name: TALAL SAID AL MAMARI

Designation: CFO

SIGNATURE ..............................

in the presence of:

signature of witnesses

SIGNATURE

1- Name: NARAYANAN SESHAN
Address: PO Box 789 PC 112
NIC No: RUWI, OMAN

..............................

2- Name: mughair Hamza
Address Omantel
NIC No:

..............................

الشركة العمانية للاتصالات (ش.م.ع.ع) وحدة المالية FINANCE UNIT عمانتل Omantel CR 1640747 OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)

Worldcall Telecom Limited an Omantel Company

Habib Bank Ltd.

الشركة العمانية للاتصالات (ش.م.ع.ع) وحدة المالية FINANCE UNIT عمانتل Omantel CR 1640747 OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)

D

**AS THE OPTION HOLDER**

For and on behalf of **HABIB BANK LIMITED, BAHRAIN BRANCH** through its authorised signatory

SIGNATURE

Name:
Designation:

……………………………

in the presence of:
signature of witnesses

SIGNATURE

1- Name:
Address:
NIC No:

……………………………

2- Name:
Address
NIC No:

……………………………

Worldcall Telecom Limited
an Omantel Company

Habib Bank Ltd.

الشركة العمانية للاتصالات (ش.م.ع.ع)
وحدة المالية
FINANCE UNIT
Omantel
CR 1640747
OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)

## SCHEDULE 1 CALCULATION OF PUT PRICE

THE PUT PRICE PAYABLE BY THE GRANTOR TO THE OPTION HOLDER IN TERMS OF THIS AGREEMENT UPON EXERCISE OF THE PUT OPTION AND ISSUANCE OF THE PUT NOTICE SHALL BE CALCULATED IN THE FOLLOWING MANNER:

PUT PRICE = (NUMBER OF INVESTOR PREFERENCE SHARES (INCLUDING ANY DIVIDEND SHARES ISSUED TO THE INVESTOR FROM TIME TO TIME BY THE COMPANY x Face Value of US$ 100/-) + accumulated and accrued dividends at 5.9% per annum on a pro rata basis ("X") + all such other reasonable out-of-pocket costs, charges and expenses payable to the Option Holder in connection with the Investor Preference Shares less Dividend Shares for that period ("Y") (where the maximum accumulated and accrued dividends (in respect of which Dividend Shares will be issued) by Grantor with regard to X – Y = 5.9% per annum).

For the avoidance of doubt, the maximum return the Investor can obtain from exercising the Put Option is 5.9% per annum e.g. if the Company has already issued the Investor, Dividend Shares which are equal to 4% per annum in dividends, exercising the Put Option would only deliver an additional 1.9% per annum return (in the form of cash payment) on the Investor Preference Shares. In the event the Company had not issued any Dividend Shares in respect of the Investor Preference Shares, the maximum amount Omantel would pay upon exercise of the Put Option in terms of accrued dividends would be 5.9% per annum.

Worldcall Telecom Limited an Omantel Company

Habib Bank Ltd.

الشركة العمانية للاتصالات (ش.م.ع.ع) وحدة المالية FINANCE UNIT Omantel CR 1040747 OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)

## SCHEDULE 2 AGREEMENT EFFECTIVENESS LETTER

[ON THE LETTERHEAD OF THE GRANTOR]

[date]

[please insert address for the Option Holder]

**Attention: [•]**

**Re: Effectiveness of the Put Option Agreement dated [•]**

Dear Sir / Madam:

We write with reference to the Put Option Agreement dated [•] ("**Agreement**") entered into between Oman Telecommunications Company (S.A.O.G) ("**Grantor**") and Habib Bank Limited, Bahrain Branch ("**Option Holder**").

In terms of Article 2 (*Effectiveness of the Agreement*), the Grantor and the Option Holder were required, within sixty (60) days of the date of execution of the Agreement, to mutually agree to the appointment of the Independent Third Party for the purposes of assisting the Parties in fulfilling their respective obligations at Put Completion in accordance with Section 3.3 (*Put Completion*) of the Agreement.

As required under Section 2.2 of the Agreement, The Grantor hereby confirms to the Option Holder that [•] has been appointed as the Independent Third Party under the terms of the Agreement with effect from [•] ("**Appointment Date**"). Accordingly, the terms and conditions of the Agreement are hereby effective in accordance with Article 2 (*Effectiveness of the Agreement*) and the same shall be binding on both the Option Holder and the Grantor with effect from the Appointment Date.

This letter shall for all purposes be construed to be the letter referred to in Section 2.2 of the Agreement and the Agreement is effective and binding on the Parties with effect from the Appointment Date.

All capitalized terms used in this letter and not specifically defined herein shall have the same meaning as ascribed thereto in the Agreement.

Yours faithfully,

............................................................

Name: ....................................
For and on behalf of
**OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G)**

The Option Holder hereby agrees to the terms of the above letter:

............................................................

Name: ....................................
For and on behalf of
HABIB BANK LIMITED, BAHRAIN BRANCH

## SCHEDULE 3 NOTICE DETAILS

### OMAN TELECOMMUNICATION COMPANY S.A.O.G

| | | |
|---|---|---|
| Attention | : | Dr. Amer Ali Rawas, Chief Executive Officer |
| Address | : | PO Box 789, PC112, Ruwi, Sultanate of Oman |
| Fax | : | +968 2424 0779 |
| Email Address | : | amer.rawas@omantel.om |

### HABIB BANK LIMITED, BAHRAIN BRANCH

| | | |
|---|---|---|
| Attention | : | Country Manager |
| Designation | : | |
| Address | : | Office No 146, Bab Al Bahrain Building No 150, Road 1507, Block No 315. PO. Box 566, Manama, Bahrain |
| Fax | : | +973-172 24749 |
| Email Address | : | cmbh@hblbh.com.bh |

## SCHEDULE 4 TRIGGER EVENTS

Upon the occurrence of any of the following events, the Option Holder shall issue a notice to the Grantor notifying the Grantor of the occurrence of the same and instructing the Grantor to cure the non-compliance within a period of ten (10) Business Days from the date of the notice. In the event the Grantor is unable to cure the non-compliance with such ten (10) Business Days period to the satisfaction of the Option Holder, then non-compliance shall be considered to be a Trigger Event for the purposes of this Agreement:

(a) failure of the Company and/or the Grantor to comply with the following financial covenants during the term of this Agreement and the Subscription and Shareholders Agreement:

 (i) the Adjusted Leverage does not exceed 1.5 during the term when the Preference Shares have been issued and have not been converted; (Adjusted Leverage defined as the ratio of (a) sum of all Liabilities; and (b) Total shareholders equity excluding surplus on revaluation);

 (ii) the Interest Coverage shall remain above 2.5x for FY 2013 and onwards. (Interest Coverage is defined as the ratio of (a) Earnings Before Interest Expense & Taxes; and (b) Interest Expense

(b) the occurrence of a Material Adverse Effect;

(c) any default, breach of any representations / warranties / obligations or non-compliance by the Company and / or the Grantor of the terms of any Transaction Document;

(d) the failure of the Grantor to maintain its shareholding in the Company equal to or above 51% of the issued and paid ordinary share capital of the Company along with management control;

(e) the Government of Oman decreases its shareholding below 51% and / or loses its management control over the Grantor;

(f) the occurrence of any of the following:

 (i) any facility or obligation granted or owed by any person to the Company or the Grantor to provide or underwrite financial accommodation, or to acquire or assume any risk in respect of any Financial Indebtedness, is prematurely terminated;

 (ii) the Company or the Grantor defaults on any of its payment obligations in respect of any Financial Indebtedness (having regard to any applicable grace period);

 (iii) any Encumbrance created by the Company or the Grantor in respect of any Financial Indebtedness is enforced; or

 (iv) any bond, debenture, note, certificate, redeemable securities or similar instrument issued by the Company or the Grantor is required to be redeemed prior to its stated maturity;

 (v) any Financial Indebtedness of the Company or the Grantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(g) any reorganization, restructuring, insolvency or any other material change to the structure of the Company and / or the Grantor which would unduly affect or impede future performance of the Company and / or the Grantor;

(h) if all or any material provisions of this Agreement and / or any other Transaction Document:

الشركة العمانية للاتصالات (ش.م.ع.ع) وحدة المالية FINANCE UNIT OMAN TELECOMMUNICATIONS COMPANY (S.A.O.G) CR 1040747

Worldcall Telecom Limited an Omantel Company

(i) do not have effect or cease to have effect in accordance with its terms, or

(ii) become void, voidable, illegal or unenforceable;

(i) if this Agreement and / or any Transaction Document is terminated, revoked, suspended;

(j) the occurrence of any event which would result in the shares of the Company ceasing to be listed on the stock exchanges of Pakistan;

(k) the occurrence of any event which would result in the shares of the Grantor ceasing to be listed on the Muscat Securities Market;

(l) any unlawful action or repudiation by the Company or the Grantor of the Transaction Documents under the laws of Pakistan, English laws, the laws of Oman and the laws of Bahrain;

(m) default by the Company and / or the Grantor in performance of any of their commitments, obligations and/or covenants under this Agreement or any of the Transaction Documents;

(n) any actual or proposed termination, suspension, repudiation or revocation of a Transaction Document by either the Company and / or the Grantor or any other Authority either in Pakistan or Oman;

(o) any actual or proposed termination, suspension, repudiation or revocation of any consent granted in respect of the Preference Shares;

(p) the Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties;

(q) the value of the assets of the Company is less than its liabilities (taking into account contingent and prospective liabilities);

(r) a moratorium is declared in respect of any Financial Indebtedness of the Company and / or the Grantor;

(s) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company or the Grantor other than a solvent liquidation or reorganisation of the Company or the Grantor;

(ii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Company or the Grantor or any of its assets; or

(iii) enforcement of any security over any assets of the Company or the Grantor;

or any analogous procedure or step is taken in any jurisdiction.

(t) it is or becomes unlawful for the Company or Grantor to perform any of its obligations under the Transaction Documents;

(u) cancellation of any licenses that may have been granted to the Company and / or the Grantor by any Authority;

(v) failure of the Company and / or the Grantor to obtain the consent of the Option Holder in respect of the matters listed in Article 16 (*Investor Consent Matters*) of the Subscription and Shareholders Agreement;

(w) taking any action which would be in contravention of the decision provided by the Option Holder on a matter listed in Article 16 (*Investor Consent Matters*) under the Subscription and Shareholders Agreement.